           "CONFIDENTIAL TREATMENT REQUESTED"         EXHIBIT 2.1

The symbol "[*]" is used throughout this exhibit to indicate that a portion of the exhibit has been omitted and filed separately with the Securities and Exchange Commission.

                     ASSET PURCHASE AGREEMENT
                     ------------------------

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of
June 21, 2000, is by and between ADVANCED POLYMER SYSTEMS, INC., a Delaware corporation ("Seller"), and R.P. SCHERER SOUTH, INC., a Delaware corporation ("Purchaser").

A. Seller owns and operates a manufacturing plant located at 301 Laser Lane, Lafayette, Louisiana (as further defined in Section 1.1.1(a), the "Plant"; an index of defined terms is set forth in
Section 8.16). At the Plant and at Seller's research facility located at 123 Saginaw Drive, Redwood City, California (the "Research Facility"), Seller is engaged in, among other things, developing, manufacturing and selling topical prescription, over-the-counter and personal care products based on Seller's proprietary Microsponge(R) and Polytrap(R) technologies. Seller desires to divest that portion of its business (the "Transferred Business") that relates to the development, manufacture, sale and exploitation of: (1) bulk Microsponge microparticles and Polytrap microagglomerates, in both loaded and unloaded forms, (2) products utilizing the Microsponge or Polytrap technologies intended for humans and animals for (a) external topical applications, including without limitation all systemic, non-systemic, and transdermal applications, but excluding application to surgical wounds and the topical applications identified on
SCHEDULE 7.6.2, (b) external mucosal applications that are primarily non-systemic, and (c) internal mucosal applications that are primarily non-systemic solely as follows: (i) intraoral applications (but excluding applications for oral surgery), (ii) anorectal applications, and (iii) perineal/vaginal applications, but in all cases excluding applications and claims under U.S. Patent No. 5849327, (3) products utilizing the Microsponge or Polytrap technologies not intended for application to humans or animals (the "Industrial Applications"), (4) the topical pouch technology licensed to Seller pursuant to the License Agreement dated April 20, 2000, between Seller and U.S. Applications Technologies, Inc. (the "Pouch Technology") and (5) other products covered by or incorporating the claims of Seller Patents (as defined in the Technology Transfer Agreement) transferred to Purchaser pursuant to the Technology Transfer Agreement. For purposes of clarity, the Transferred Business does not include, by way of example and not by way of limitation: (A) subject to Purchaser's exclusive rights to manufacture and load bulk Microsponge microparticles and Polytrap microagglomerates and further subject to Purchaser's rights under Section 7.11, the development, sale and manufacture of any products utilizing the Microsponge or Polytrap technologies for injectable, implantable or systemic internal applications to humans and animals, including without limitation oral surgery applications, application to surgical wounds, and application to or within the following areas for purposes that are not primarily non-systemic: the oral cavity, gastrointestinal tract, nasal cavity, and respiratory tract, except for the internal mucosal applications described in 2(c) above, (B) any products not utilizing the Microsponge or Polytrap technologies, except for the Pouch Technology, and (C) Seller's existing calibration business as presently conducted by its wholly-owned subsidiary APS Analytical Standards, Inc. (all, collectively with the activities identified on SCHEDULE 7.6.2, being the "Retained Applications"). Purchaser is a direct subsidiary of R.P. Scherer Corporation, a Delaware corporation and an indirect subsidiary of Cardinal Health, Inc., an Ohio corporation ("Cardinal").

B. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Seller desires to sell, and Purchaser desires to purchase, Seller's assets relating to the Transferred Business.
NOW, THEREFORE, in consideration of the foregoing recitals and of the respective covenants, agreements, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I - PURCHASE AND SALE
-----------------------------

1.1 Agreement to Sell. At the Closing and except as otherwise specifically provided in Section 2.3 hereof, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of Seller in and to the Purchased Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever except Permitted Liens and Permitted Exceptions.

     1.1.1 Purchased Assets. The term "Purchased Assets" shall mean the following business operations, assets, properties and rights of Seller existing as of the date of the Closing, except as otherwise expressly provided in Section 1.1.2 or 2.3 hereof:

            (a) All real property owned by Seller and located in Lafayette, Louisiana (a legal description of which is attached hereto as SCHEDULE 1.1.1(a), the "Land"), together with (i) all buildings, fixtures, facilities and other structures and improvements located thereon (the "Improvements"), (ii) all rights, privileges, hereditaments and appurtenances appertaining to the Land or to any of the Improvements, and (iii) to the extent constituting real property under applicable law, all fixtures, installations, machinery, equipment and other property attached thereto or located thereon (the Land, Improvements and other property described in this Section 1.1.1(a) collectively referred to as the "Plant");

            (b) All of Seller's interests in real property leased by Seller in Louisiana from another and used in connection with the Transferred Business (the "Leased Real Property"), which interests, together with the lease relating thereto (the "Real Property Lease"), are more particularly described on SCHEDULE 1.1.1(b).

            (c) (i) All fixtures, installations, machinery, equipment and spare parts, to the extent not constituting real property under applicable law, vehicles, furniture, tools, office and laboratory equipment and other personal property located at the Plant including without limitation the items listed in
SCHEDULE 1.1.1(c)(i) of the Disclosure Schedule and (ii) the equipment and other items located at the Research Facility listed on SCHEDULE 1.1.1(c)(ii) of the Disclosure Schedule, (the personal property transferred under this paragraph collectively referred to as the "Tangible Personal Property");

            (d) Seller's inventories of finished goods, work in process, raw materials, packaging materials, other materials and supplies held for use in the ordinary course of operating the Plant and operating the Tangible Personal Property located at the Research Facility, including without limitation all inventory at the Leased Real Property and in the possession of contractors providing outsourcing services with respect to that inventory, but excluding in each case obsolete goods, materials and supplies (collectively, the "Inventory");

            (e) All rights, title and interest in and to the intellectual property set forth in SCHEDULE 1.1.1(e) of the Disclosure Schedule including all goodwill associated therewith and all claims against third parties for past infringement relating thereto (the "Transferred Intellectual Property");

            (f) All files, books, records, data, plans and other information relating to the Purchased Assets or the Transferred Business, including without limitation all manufacturing processes and procedures, analytical procedures, quality assurance and control procedures, sampling procedures, controlled documents, the System Technology (as defined in the Technology Transfer Agreement), operational and environmental systems and records, standard operating procedures, policies or other documents relating to environmental, health and safety matters, customer and supplier lists, equipment manuals and maintenance records, building and equipment blueprints and specifications, drawings and designs, real estate surveys and reports, abstracts of title, computer software, documentation and related object and source code (to the extent owned or assignable by Seller), and other data used or held for use in connection with the operation of the Transferred Business (all of the foregoing items shall collectively be referred to as the "Books and Records"), including without limitation those items set forth on SCHEDULE 1.1.1(f). The Seller shall have a right to retain copies of all Books and Records reasonably related to the Retained Applications and, subject to the terms and conditions of this Agreement including without limitation Sections 7.3, 7.6.2 and 8.9, shall have a right to use and cross-reference information contained in such Books and Records solely for the Retained Applications. The parties acknowledge and agree that (i) items in addition to the items set forth on SCHEDULE 1.1.1(f) may constitute Books and Records pursuant to the foregoing definition, and each party agrees to promptly inform the other party of any additional items that such party believes should be added to the list of Books and Records and (ii) if Seller is required by law or regulations to maintain the originals of any Books and Records, Seller may deliver copies of those Books and Records to Purchaser in full satisfaction of its obligations hereunder;

            (g) All of Seller's rights under each written or oral contract, agreement, lease, plan, instrument, registration, license, permit or approval, or other document, commitment, arrangement, undertaking, practice or authorization entered into primarily or exclusively in connection with the Transferred Business or the Purchased Assets, including those listed on
SCHEDULE 3.1.17;

            (h) All rights under express or implied warranties relating to the Transferred Business or the Purchased Assets;

            (i) All prepaid expenses and deposits relating to the Transferred Business or the Plant other than the prepaid expenses and deposits listed on SCHEDULE 1.1.2(e); and

            (j) All other properties and assets of every kind and nature, real or personal, tangible or intangible, owned by Seller or its Affiliates and used or held for use exclusively or primarily in connection with the Transferred Business and not otherwise specifically excluded under Section 1.1.2. An "Affiliate" of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     1.1.2  Excluded Assets. Notwithstanding the foregoing, the
Purchased Assets shall not include any of the following (the
"Excluded Assets"):

            (a) The patents and trademarks set forth on SCHEDULE
1.1.2(a) of the Disclosure Schedule;

            (b) The contract rights relating to the Transferred
Business or the Plant and set forth on SCHEDULE 1.1.2(b) of the Disclosure Schedule;

            (c) All tangible properties of Seller located at the Research Facility that are not set forth on SCHEDULE 1.1.1(c)(ii) of the Disclosure Schedule;

            (d) All cash on hand and on deposit in banks, cash equivalents and investments, and all accounts, notes and royalties receivable;

            (e) The prepaid expenses and deposits listed on
SCHEDULE 1.1.2(e);

            (f) All tangible personal property disposed of or consumed in the ordinary course of business between the date hereof and the Closing Date;

            (g) The corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

            (h) All insurance policies relating to the Transferred Business, including policies relating to property, liability, business interruption, health and workers' compensation and lives of officers of Seller;

            (i) Pension, profit sharing or savings plans and trusts and the assets thereof and any other benefit plan set forth on SCHEDULE 3.1.19 of the Disclosure Schedule;

            (j) Any contracts entered into by Seller or by which Seller or any of the Purchased Assets is bound, other than the Assumed Contracts; and

            (k) Seller's rights under this Agreement and the other Purchaser's Documents.

1.2 Agreement to Purchase. At the Closing, Purchaser shall purchase the Purchased Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and agreements of Seller contained herein, in exchange for the Purchase Price. In addition, Purchaser shall assume at the Closing and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any liabilities or obligations of Seller or otherwise relating to any of the Purchased Assets.

1.3  The Purchase Price.

     1.3.1  Payment of Purchase Price.  The Cash Payment and the
Earnout Payment are hereinafter sometimes referred to, collectively, as the "Purchase Price" and shall be paid as follows:

            (a) Cash Payment. At the Closing, Purchaser shall pay to Seller an aggregate amount equal to $25,000,000, reduced by the amount of the liabilities assumed by Purchaser pursuant to
Section 1.4.1(b) (the "Cash Payment").

            (b) Calculation of Earnout Payment. Purchaser agrees to make additional payments (the "Earnout Payments" and each, an "Earnout Payment"), to Seller based on the amount of Gross Profit earned during the Earnout Years. Except as set forth in the next two succeeding sentences, the aggregate amount of Earnout Payments for all Earnout Years shall not exceed $26,500,000 (the "Earnout Maximum"). The Earnout Maximum shall not apply to Gross Profit from sales of products utilizing the Microsponge and Polytrap technologies for Industrial Applications. For purposes of determining the portion of an Earnout Payment attributable to Gross Profit from sales of products utilizing the Microsponge and Polytrap technologies for Industrial Applications, the percentage of the Earnout Payment treated as paid with respect to such Gross Profit shall be equal to the amount of revenues earned by Purchaser and its Affiliates from the sale of such products to parties that are not Affiliates of Purchaser divided by the total revenues of Purchaser and its Affiliates taken into account in calculating Gross Profit for that Earnout Year.

     The "Earnout Years" means the three twelve-month periods commencing on the first day of the month immediately following the month in which the Closing occurs (or such other date as the parties agree) and ending on the first, second and third anniversary of such date and each such period is an "Earnout Year."

     "Gross Profit" shall mean the sum of (i) Net Sales less
Fully-Burdened Manufacturing Costs plus (ii) Applicable Affiliate
Profits.

     "Net Sales" shall mean all revenues accrued to Purchaser, determined in accordance with generally accepted accounting principles ("GAAP"), arising directly out of activities of the Transferred Business (and shall specifically include amounts received from Seller pursuant to Section 7.6.3, all amounts received by Purchaser under the Assumed Contracts (specifically including amounts payable by R.P. Scherer Corporation, an Affiliate of Purchaser, to Seller pursuant to the Joint Agreement), any royalties, license fees, option fees received from third parties, and any amounts received from third parties to buy-out any royalty obligations), less the exclusions set forth below and the following deductions to the extent attributable to such accrued revenues: (A) cash and trade discounts actually allowed and taken; (B) credits or refunds actually allowed for spoiled, damaged, outdated or returned goods; and (C) sales taxes, import duties and other excise taxes. "Net Sales" shall exclude (I) all revenues on which Purchaser is obligated to pay a royalty or license fee to Seller under the Technology Transfer Agreement, (II) all revenues arising out of the supply of products to Seller, (III) all revenues of Purchaser from the sale of products to Affiliates and (IV) all revenues described in clause (x) of the definition of Applicable Affiliate Profits.

     "Fully Burdened Manufacturing Costs" shall mean all costs incurred directly by the manufacturing or Plant warehousing and Plant customer service functions of the Transferred Business and all costs allocated to the manufacturing and Plant warehousing and Plant customer service functions of the Transferred Business as determined in accordance with GAAP as consistently applied in the same manner as applied by Seller prior to the Closing except for variations therefrom required to correct errors in GAAP as applied by Seller and to reflect any changes in accounting principles mandated by the Financial Accounting Standards Board or the Securities and Exchange Commission, including without limitation: (i) salaries and wages including without limitation direct labor costs; (ii) payroll taxes; (iii) contract labor;
(iv) fringe benefits; (v) facilities (including leasehold improvements and leased warehouse costs) and equipment related expenses; (vi) recruitment and relocation; (vii) telephone, computer networking and facsimile expenses; (viii) supplies and direct materials; (ix) development and prototype materials; (x) freight and transportation; (xi) training and education; (xii) travel expenses; (xiii) data processing costs; (xiv) royalties and amortization of license fees; (xv) insurance; (xvi) professional services; (xvii) depreciation and amortization on the Plant and equipment included in the Purchased Assets (based on the depreciated book value of such assets as of the Closing
Date) plus depreciation and amortization of capital equipment acquired after the Closing Date; (xviii) outside purchased and outsourced services, including packaging, provided by persons that are not Affiliates of Purchaser; (xix) Plant warehousing and Plant customer service; and (xx) accounting costs, but excluding all such costs to the extent they relate directly to the revenues excluded from Net Sales pursuant to (I), (II), (III) and (IV) in the definition of Net Sales above (provided that the exclusion of (III) and (IV) shall not apply in the calculation of Applicable Affiliate Profits).

     For purposes of clarity and without limiting the express provisions of this Agreement, the parties intend that, for purposes of calculating the amount of any Earnout Payment, the definitions of Net Sales, Fully Burdened Manufacturing Costs and Gross Profit shall coincide as closely as possible to those used by the Seller for the Transferred Business prior to the Closing, except for changes thereto required to give effect to the express terms of this Agreement and changes thereto to the extent required to correct errors in GAAP as applied by Seller and to reflect any changes in accounting principles mandated by the Financial Accounting Standards Board or the Securities and Exchange Commission.

     Applicable Affiliate Profits shall be calculated with respect to products arising directly out of the Transferred Business sold by Purchaser or its Affiliates to third parties if, prior to the sale of such products to an unrelated third party, one or more Affiliate of Purchaser (A) performs manufacturing or packaging or other applicable services with respect to the product or (B) purchases from Purchaser components of the product sold to the third party. "Applicable Affiliate Profits" shall mean the excess of (x) revenues accrued by the entity that makes the sale (whether it be Purchaser or an Affiliate of Purchaser) of products arising directly out of the Transferred Business to unrelated third parties from the sale of such products over (y) the sum of (a) the Fully Burdened Manufacturing Costs attributable to such products, (b) the fully burdened manufacturing costs incurred by Affiliates of Purchaser to render the manufacturing and packaging and other applicable services with respect to such products, (c) gross profit earned by Affiliates of Purchaser on the manufacturing and packaging and other applicable services provided by Affiliates of Purchaser in amounts not in excess of profits customarily earned by such Affiliates in performing comparable services for unrelated third parties, (d) cash and trade discounts actually allowed and taken; credits or refunds actually allowed for spoiled, damaged, outdated or returned goods; and sales taxes, import duties and other excise taxes, in each case to the extent attributable to such products. The calculation of Applicable Affiliate Profits shall be determined in accordance with GAAP, as consistently applied in the same manner as applied by the applicable Affiliate of Purchaser prior to the Closing except for variations therefrom required to correct errors in GAAP as applied by such Affiliate and to reflect any changes in accounting principles mandated by the Financial Accounting Standards Board or the Securities and Exchange Commission. In calculating "Applicable Affiliate Profits," the following shall be excluded: (I) all revenues on which Purchaser is obligated to pay a royalty or license fee to Seller under the Technology Transfer Agreement, (II) all revenues arising out of the supply of products to Seller, (III) all revenues arising out of sales of finished products by Affiliates of Purchaser engaged in the distribution of products to providers, retailers, pharmacies and others and (IV) all revenues relating to products that are the subject of the Joint Agreement.

            (i) The Earnout Payments shall be calculated for each of the Earnout Years in accordance with the following schedule:

              Earnout Payment for First Earnout Year
              --------------------------------------

Amount of Gross Profit Earned     Amount of Earnout Payment
-----------------------------     -------------------------
< $[*]                            [*]
> or = to $[*] and < or           $[*] plus [*]% of Gross Profit
 = $[*]                            in excess of $[*]
> $[*] and < or = $[*]            $[*] plus [*]% of Gross Profit
                                   in excess of $[*]
> $[*]                            $[*] plus [*]% of Gross Profit
                                   in excess of $[*]

              Earnout Payment for Second Earnout Year
              ---------------------------------------

Amount of Gross Profit Earned      Amount of Earnout Payment
-----------------------------      -------------------------
< or = $[*]                        [*]
> $[*] and < or = $[*]             [*]% of Gross Profit in excess
                                    of $[*]
> $[*] and < or = $[*]             $[*] plus [*]% of Gross Profit
                                    in excess of $[*]
> $[*]                             $[*] plus [*]% of Gross Profit
                                    in excess of $[*]

               Earnout Payment for Third Earnout Year
               --------------------------------------

Amount of Gross Profit Earned      Amount of Earnout Payment
-----------------------------      -------------------------
< or = $[*]                        [*]
> $[*] and < or = $[*]             [*]% of Gross Profit in excess
                                    of $[*]
> $[*] and < or = $[*]             $[*] plus [*]% of Gross Profit
                                    in excess of $[*]
> $[*]                             $[*] plus [*]% of Gross Profit
                                    in excess of $[*]

            (ii) At the written request of Seller following any applicable three-month period, within 60 days following the end of the first three-month period within the Earnout Years and each subsequent three-month period within the Earnout Years (other than a three-month period ending at the end of an Earnout Year), Purchaser shall deliver to Seller a reasonably detailed statement setting forth the calculation of Gross Profit, Net Sales, Fully Burdened Manufacturing Costs and Applicable Affiliate Profits with respect to that three-month period. Within 60 days following the end of each Earnout Year, Purchaser shall deliver to Seller a reasonably detailed statement setting forth the calculation of the Earnout Payment owed to Seller with respect to that Earnout Year, if any (an "Earnout Notice"), together with the Earnout Payment calculated by Purchaser to be due (subject to offset in accordance with Sections 6.4 and 7.6.4(d)). During the 21-day period following delivery of an Earnout Notice, Seller and its representatives shall be permitted to discuss the preparation of the Earnout Notice with Purchaser and its representatives. Purchaser and its representatives shall reasonably cooperate with Seller to enable Seller to review Purchaser's records and records of Purchaser's Affiliates necessary in order to determine the accuracy of the Earnout Payment, including but not limited to, access and review of Purchaser's general ledger with respect to the applicable revenues. Any information disclosed to or made available to Seller or its representatives shall be subject to the provisions of Section 8.9.1.

            (iii) If, within 21 days after Purchaser delivers an Earnout Notice to Seller, Seller does not notify Purchaser that Seller objects to the calculation of the Earnout Payment, Seller shall be deemed to have accepted the calculation of the Earnout Payment for that Earnout Year and it shall be deemed to be final and binding upon the parties.

            (iv) If, within 21 days after Purchaser delivers an Earnout Notice to Seller, Seller notifies Purchaser that Seller believes modifications are required to be made to the amount of the Earnout Payment or that Seller requires additional information regarding the calculation of the Earnout Payment, then Seller and Purchaser shall, for a period of 30 days after Seller's notice, negotiate in good faith toward a resolution of the disagreement. If such disagreement is resolved during such 30-day period, Purchaser shall pay to Seller the amount of any shortfall under the agreed-upon Earnout Payment or Seller shall pay Purchaser the amount paid by Purchaser in excess of the agreed-upon Earnout Payment, in each case within 5 days after such resolution. If such disagreement is not resolved by the end of such 30-day period, the calculation of the proper Earnout Amount shall be determined by an independent accounting firm of national reputation selected by the Seller and acceptable to the Purchaser (the "Independent Accountant"). In such event, the determination by the Independent Accountant shall be made in accordance with the terms of this Agreement and on the basis of such procedures as the Independent Accountant, in its reasonable judgment, deems applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute, the terms of this Agreement and the respective positions asserted by the parties. The Independent Accountant shall review only the calculation of the Earnout Payment and the basis on which it is made, including if the calculations were made as required by
Section 1.3.1(b) and as promptly as practicable deliver to Seller and Purchaser a statement in writing setting forth its determination as to the proper calculation of the Earnout Payment for the applicable Earnout Year, and such determination shall be final and binding upon the parties without any further right of appeal. Purchaser shall pay any short-fall in the Earnout Payment as determined by the Independent Accountant to Seller within 5 days after such determination, or Seller shall pay any excess of the amount delivered by Purchaser over the Earnout Payment as determined by the Independent Accountant to Purchaser within 5 days after such determination. If the Independent Accountant determines that Purchaser's calculation were correct or would have resulted in any overpayment or in an underpayment of less than 5% of the Earnout Payment determined by the Independent Accountant, Seller shall be responsible for all charges of the Independent Accountant, and if the Independent Accountant determines that Purchaser's calculation would have resulted in an underpayment of 5% or more of the Earnout Payment determined by the Independent Accountant, then Purchaser shall be responsible for all charges of the Independent Accountant.

            (c) Payment Method.  All payments under this
Agreement shall be payable by wire transfer of immediately available funds to such account as the receiving party shall designate in writing to the paying party.

     1.3.2 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets acquired hereunder as described on SCHEDULE 1.3.2 of the Disclosure Schedule. Seller and Purchaser shall file all applicable federal, state, local and foreign tax returns consistent with the allocation set forth on SCHEDULE 1.3.2.

1.4  Liabilities and Obligations of Seller.

     1.4.1 Assumed Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following, and only the following, liabilities and obligations of Seller set forth in Sections 1.4.1(a) and (b) (the
"Assumed Liabilities"):

            (a) all liabilities and obligations of Seller in respect of the Assumed Contracts that are disclosed in the text of the Assumed Contracts as delivered to Purchaser and accrue subsequent to the effective time of the Closing, including without limitation any obligation to supply product or components of products to a third party pursuant to the terms of an Assumed Contract identified on SCHEDULE 3.1.17; provided, that, without limiting the generality of the foregoing, Purchaser shall not, and does not, assume or agree to pay, discharge or perform (i) any liabilities or obligations required to be performed by Seller prior to the Closing Date, (ii) any liabilities or obligations arising out of any breach by Seller of any provision of any Assumed Contract prior to the Closing Date, or the date of assignment if later, or (iii) amounts owed by Seller for goods purchased by Seller, or services provided to Seller, prior to the Closing Date; and

            (b) the liability of Seller as of the Closing for accrued vacation and accrued sick pay for Transferring Employees who commence employment with Purchaser immediately following the Closing.

     1.4.2 Liabilities and Obligations Retained by Seller. In no event, however, shall Purchaser assume or incur, nor does Purchaser assume or incur, any liability or obligation of Seller, under this Section 1.4 or otherwise, in respect of any of the following:

            (a) any malpractice, product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product licensed, sold, distributed, leased or manufactured by or on behalf of Seller on or prior to the Closing Date, in each case including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for special, incidental or consequential damages, including without limitation lost revenues or income;

            (b) any federal, state or local income or other tax
(i) payable with respect to operation of the Purchased Assets or the Transferred Business on or prior to the Closing, or the other business, assets, properties or operations of Seller or any of its subsidiaries, or (ii) incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby by Seller;

            (c) any liability or obligation under or in connection with Excluded Assets;

            (d) any liability or obligation arising prior to or as a result of the Closing to any present or former employees, agents, independent contractors or consultants of Seller, whether or not employed or engaged by Purchaser after the Closing, including any liability for accrued salaries, wages, payroll taxes, severance pay entitlements, health, medical, retirement, vacation or deferred compensation benefits or any other obligations or expenses arising out of or relating to the employment by Seller of its employees or Seller's termination of such employees, including the terminations effected by Seller pursuant to this Agreement. Seller shall retain and shall assume and discharge all liabilities and costs under the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA") (including liabilities for violations thereof) as to those employees of Seller that do not commence employment with Purchaser immediately following the Closing for all "qualifying events" (as defined in COBRA) occurring with respect to Seller's employees and their dependents prior to and on the Closing Date, including qualifying events that occur as a result of the sale of the Purchased Assets contemplated by this Agreement;

            (e) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and the fees and expenses of counsel, accountants and other experts;

            (f) any liability or obligation with respect to the return of goods manufactured on or prior to the Closing Date by Seller and in the possession of suppliers, distributors, resellers or customers;

            (g) any liability or obligation with respect to the grant of any equity interest in Seller or any other company or any options, warrants or other rights to acquire any such interest or any security exchangeable for or convertible into any such interest, including without limitation any such obligation expressly set forth in any Assumed Contract; or

            (h) any other liability or obligation of Seller other than as expressly set forth in Section 1.4.1.
1.5 Proration of Certain Items. With respect to certain expenses incurred in the operation of the Transferred Business at the Plant, the following prorations shall be made, with Seller paying to Purchaser all prorations for which it is responsible at the Closing:

     1.5.1 Taxes. Real and personal ad valorem property taxes shall be apportioned at the Closing as of the Closing Date, based upon a calendar year (as opposed to a fiscal year) and based on current tax bills if available and, if not available, based on the most recent tax assessments and tax rates available with appropriate subsequent adjustment when bills for the current year are received. Seller shall be responsible for all Taxes accruing prior to the Closing Date. If the Closing Date will occur before the tax rate or assessment is fixed, the apportionment of such real and personal ad valorem property taxes at the Closing shall be upon the basis of 105% of the tax rate for the preceding year applied to the most recent assessed valuation.

     1.5.2 Utilities. All utilities, water and sewer charges up to the Closing Date (based on meter readings three days prior to the Closing Date, plus per diem adjustments to the Closing Date on which the parties agree) shall be the responsibility of Seller.

     1.5.3 Personal Property Leases. The next payment due to lessors after the Closing Date with respect to any leased vehicles or equipment that are assigned to and assumed by Purchaser shall be apportioned between Seller and Purchaser based on the number of days in such period before and after the Closing Date, with Seller being responsible for all such amounts accruing prior to the Closing Date.

Appropriate cash payments by Seller or Purchaser, as the case may require, shall be made from time to time, as soon as practicable after the facts giving rise to the obligation for such payments are known, to give effect to the prorations provided for in this Section 1.5.

ARTICLE II - CLOSING AND THIRD PARTY CONSENTS
---------------------------------------------

2.1  Time and Place of Closing.  Subject to the provisions of
Section 8.1 hereof, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at 10:00 A.M., local time, on July 25, 2000, or such other time as the parties may mutually agree at the offices of R.P. Scherer, Inc., 645 Martinsville Road, Basking Ridge, New Jersey 07920 or on such other date and at such other place as may be mutually agreed upon in writing by Purchaser and Seller. The date of the Closing is sometimes herein referred to as the "Closing Date."
At the Closing, possession and operating control of the Purchased Assets shall be delivered and/or tendered by Seller to Purchaser and title to the Purchased Assets shall pass to Purchaser upon such delivery or tender of the Purchased Assets.

2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

            (a) Seller shall deliver to Purchaser the following:

               (i) a duly executed (and notarized as appropriate) Act of Cash Sale Document (Deed), Lease Assignment and Assumption Agreement, Patent Assignment, Assignment of Trademarks, Bill of Sale and Assignment and Assumption Agreement in the forms attached hereto as EXHIBITS A-1, A-2, A-3, A-4, A-5 and A-6, respectively;

               (ii) actual possession and operating control of all of the Purchased Assets;

               (iii) a duly executed Technology Transfer
Agreement in the form of EXHIBIT B hereto (the "Technology
Transfer Agreement");

               (iv) a Support and Services Agreement in the form of EXHIBIT C hereto (the "Support Agreement") duly executed by Seller;

               (v) a Supply Agreement in the form of EXHIBIT D hereto (the "Supply Agreement") duly executed by Seller; and

               (vi) properly endorsed certificates of title for each of the motor vehicles included in the Tangible Personal
Property.

            (b) Purchaser shall deliver to Seller the following:

               (i) the Cash Payment in accordance with Section
1.3.1(a) hereof;

               (ii) a duly executed Technology Transfer
Agreement;

               (iii) a duly executed Support Agreement;

               (iv) a duly executed Supply Agreement; and

               (v) a duly executed Assignment and Assumption
Agreement and Lease Assignment and Assumption Agreement.

            (c) At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in
Article V hereof.

2.3 Third Party Consents. To the extent that Seller's rights under any Assumed Contract or other Purchased Asset may not be assigned without the approval, consent or waiver of another person, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use commercially reasonable efforts to obtain any such required approval(s), consent(s) and waiver(s) as promptly as possible. SCHEDULE 2.3 of the Disclosure Schedule sets forth and describes all of such approvals, consents or waivers. If any such approval, consent or waiver shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Assumed Contract or other Purchased Asset in question so that Purchaser would not acquire the benefit of all such rights and if Purchaser shall elect to effect the Closing notwithstanding its rights under 5.1.7 to the contrary, Seller, to the maximum extent permitted by law and the Assumed Contract or other Purchased Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefit of all such rights thereunder and shall cooperate with Purchaser in any other mutually agreeable arrangements to provide the benefit of all such rights to Purchaser.

ARTICLE III - REPRESENTATIONS AND WARRANTIES
--------------------------------------------

3.1 Representations and Warranties of Seller . Seller hereby represents and warrants to Purchaser that, except as set forth on a Disclosure Schedule delivered to Purchaser with this Agreement, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder (the "Disclosure Schedule"):

     3.1.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing as a foreign corporation in California, Louisiana and each other jurisdiction where the failure to so qualify would have a materially adverse effect on the Transferred Business. SCHEDULE 3.1.1 of the Disclosure Schedule sets forth the jurisdictions in which Seller is qualified as a foreign corporation.

     3.1.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform this Agreement and the other agreements, documents and instruments required to be delivered by Seller in connection with this Agreement. All agreements, documents, and instruments required to be delivered by Seller pursuant to this Agreement are sometimes collectively referred to hereinafter as the "Seller's Documents". The execution, delivery and performance by Seller of this Agreement and of the Seller's Documents have been duly authorized by all necessary corporate action on the part of Seller and its directors and stockholders. The approval or authorization of this Agreement and the transactions contemplated hereby by the shareholders of Seller is not required. This Agreement has been, and the Seller's Documents will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Seller's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     3.1.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and each of Seller's Documents by Seller does not and will not violate, conflict with or result in the breach (or would result in a breach but for any requirement of notice or lapse of time or both) of any term, condition or provision of, or require the consent of any other person under, (a) assuming compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), any existing law, ordinance, or governmental rule or regulation to which Seller or any of the Purchased Assets is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Seller or any of the Purchased Assets, (c) the certificate of incorporation and bylaws, as amended, of, or any securities issued by, Seller, or
(d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, by which any of the Transferred Business, the Purchased Assets or the Purchaser may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller thereunder. Except as aforesaid, no Authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement or any of the Seller's Documents by Seller.

     3.1.4 No Third Party Rights. Except for this Agreement or agreements disclosed on SCHEDULE 3.1.17, there are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Purchased Assets or any interest therein.

     3.1.5 SEC Filings. Each filing by Seller with the Securities and Exchange Commission, as amended prior to the date hereof (each, an "SEC Filing") since December 31, 1998 complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Securities Exchange Commission (the "SEC") thereunder applicable to such SEC Filings. The financial statements included in the SEC Filings complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Seller and its subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended. References in this Agreement to the "Balance Sheet" shall mean the consolidated balance sheet of Seller and its subsidiaries as of March 31, 2000 included with Seller's Form 10-Q as of that date; and references in this Agreement to the "Balance Sheet Date" shall be deemed to refer to March 31, 2000.

     3.1.6 Financial Information. All financial information provided by the Seller to the Purchaser, including without limitation (i) all general ledger information and reports relating to the Plant and the Assets for the quarter ended March 31, 2000 and the years ended December 31, 1999 and 1998, including income statements, balance sheets, expense details by cost center and period, cost of goods sold analyses, inventory listings, accounts receivable listings, and sales ledgers; (ii) the Seller's Budget information for the fiscal year ending December 31, 2000; (iii) the Seller's fixed asset ledger reports as of December 31, 1999, identifying original cost, accumulated depreciation, net book value, depreciation methods, and estimated useful lives of the Seller's fixed assets included in the Transferred Business; (iv) cost accounting information; (v) the unaudited pro forma balance sheet of the Transferred Business as of the Balance Sheet Date and the related statements of income for the three-month period then ended, which financial statements are attached hereto as SCHEDULE 3.1.6(v); (vi) 1999 and 2000 Product Costing Sheets; (vii) 1999 and 2000 Revenue and Gross Margin Analysis Summary by Quarter by Customer; and (viii) 1999 and 2000 Overhead Base Calculation (collectively, the "Financial Information"):

             (a) is true, complete and correct;

             (b) in the case of historical information, is in accordance with the books and records of Seller;

             (c) in the case of historical information, presents fairly the results of operations for the periods then ending and other information concerning the condition of the Plant and the other Purchased Assets as of the respective dates thereof; and

             (d) in the case of forecasts, represents the Seller's best projection of the information for the periods covered thereby and is based upon reasonable assumptions.

     3.1.7  Title to Property; Absence of Encumbrances, etc.

            (a) SCHEDULE 1.1.1(a) of the Disclosure Schedule sets forth a complete and accurate legal description of the Land. Set forth on SCHEDULE 3.1.7 is a complete and accurate description of all Encumbrances to which the Plant is subject, none of which Encumbrances interferes with the present use of the Purchased Assets or the full use of the Plant as currently configured. Seller has delivered to Purchaser copies of all documents relating to the foregoing Encumbrances. Seller has good and marketable title to the Plant, free and clear of any Encumbrances other than: (a) the Permitted Exceptions and (b) the other Encumbrances described on SCHEDULE 3.1.7, all of which Encumbrances that are marked with an asterisk will be removed at or prior to Closing. As used herein, "Encumbrances" means all mortgages, pledges, privileges, liens, servitudes, encroachments, leases, easements, security interests and other encumbrances of every nature, liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest, and any restrictions on the operation of the Plant. True and complete copies of all deeds and, to the extent they exist, all surveys, abstracts of title, title insurance policies and other documents relating to the Plant have been delivered to Purchaser prior to the date hereof.

            (b) SCHEDULE 1.1.1(b) of the Disclosure Schedule sets forth a complete and accurate description of the Leased Real Property. A true and correct copy of the Real Property Lease has been delivered to Purchaser. The Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no offsets or defenses by either landlord or tenant thereunder. There are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under the Real Property Lease. The assignment of the Real Property Lease by Seller to Purchaser will not (i) permit the landlord to accelerate the rent or cause the lease terms to be renegotiated; (ii) constitute a default thereunder; (iii) require the consent of the landlord or any third party; or (iv) affect the continuation, validity, or effectiveness thereof or the terms thereof.

            (c) No part of any Improvement encroaches on any real property not included in the Land. All water, sewer, gas, electric, telephone lines and drainage facilities and all other utilities (including the water treatment plant) (the "Utilities") necessary for the operation of the Plant are installed to supply the Plant, are of adequate size and capacity for the operation of the Plant as currently conducted by Seller and as intended to be conducted by Purchaser (assuming Purchaser intends to use the Plant at up to full capacity and full employment and assuming substantially the same product mix as conducted by Seller), and all such Utilities are validly connected and in use in the operation of the Plant.

            (d) The Plant has been constructed and operated in compliance with all applicable Federal, state and local laws, regulations, ordinances, standards and orders, including, without limitation, all zoning laws, building codes, regulations, ordinances, standards and orders, except where the failure to comply would not have a materially adverse effect on the Transferred Business or the Purchased Assets.

            (e) There is no pending or contemplated condemnation action with respect to the Plant, or any part thereof. Seller has not received written notice of, and, to the best of Seller's knowledge, there is no pending or contemplated change in any governmental regulation or private restriction applicable to the Plant; any pending or threatened judicial or administrative action or proceedings in any court or before any governmental authority or arbitration board or tribunal; or any such action or proceeding pending or threatened by adjacent landowners or other persons, any of which would result in any material change in the condition of the Plant, or any part thereof, or to the access to the Plant. Seller has not received written notice of, nor, to the best of Seller's knowledge are there, any contemplated improvements to the Plant by any public authority, the costs of which are to be assessed, as special taxes or otherwise, against the Plant or the owner thereof in the future.

            (f) Attached hereto as SCHEDULE 3.1.7(f) is a commitment for a current ALTA Form B Owner's Title Insurance Policy in the face amount equal to the portion of the Purchase Price allocated to the Plant pursuant to SCHEDULE 1.3.2 and issued by First American Title Insurance Company (such company, the "Title Company" and such commitment, the "Title Commitment"). The Title Commitment shows Seller has good, merchantable and indefeasible title to the Plant, in fee simple, free and clear of all Encumbrances, excepting only: (a) zoning and building laws, ordinances and regulations with which the Plant is in compliance;
(b) legal streets and highways; (c) building set back lines, servitudes, rights-of-way, covenants, restrictions, conditions, and easements, in each case of record, which do not (or will not) interfere with Seller's current use of the Plant or Purchaser's intended use of the Plant (assuming for purposes of this provision that Purchaser intends to use the Plant at full capacity and full employment to manufacture substantially the same product mix as currently conducted by Seller); (d) the lien of real estate taxes and assessments which are not then due and payable; and (e) any Encumbrances to be released at or prior to Closing (the encumbrances set forth in clauses (a) through (d), the "Permitted Exceptions"). The Title Commitment sets forth the state of title to the Plant, together with all exceptions or conditions to such title which would appear in an owner's title insurance policy as of the date of the Title Commitment, and shall contain true, correct and legible copies of all instruments referred to in the Title Commitment as conditions or exceptions to title to the Plant. The Title Commitment contains the express commitment of the Title Company to issue an owner's title insurance policy to Purchaser in the amount equal to the portion of the Purchase Price allocated to the Plant pursuant to SCHEDULE 1.3.2, insuring title to the Plant in Purchaser with the legal description set forth in the Survey, subject only to the Permitted Exceptions. All expenses, including reasonable legal fees and expenses, incurred in connection with the Title Commitment shall be borne by Purchaser.

            (g) Attached hereto as SCHEDULE 3.1.7(g) is a survey of the Plant prepared by Montagnet & Domingue, Inc. dated May 24, 2000 (the "Survey") showing, among other things, the location of all Improvements, fences, streams, ponds, lakes, rivers and other water courses, easements, roads and rights-of-way; identifying all easements by including the recording information for the same; showing all encroachments upon the Plant and showing all encroachments of the Improvements on other property and showing in feet and inches the magnitude of such encroachments; and showing thereon a legal description of the boundaries of the Plant as a single, unified parcel of land by metes and bounds or other appropriate legal description. The Survey states whether or not the property appears on any U.S. Department of H.U.D. Flood Insurance Boundary Map and, if so, shall state the "Flood Hazard" designation. The Survey satisfies the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," as adopted by ALTA, ACSM and NSPS in October, 1999, and meets the accuracy requirements of a Class A Survey as defined therein. The Survey includes a certification from the surveyor to Purchaser and to the Title Company that the Survey was made from an actual field inspection; that it is correct; that there are no visible discrepancies, conflicts, encroachments, overlapping of improvements, easements, roads or rights-of-way except as shown on the Survey; that the Survey is a true, correct, and accurate representation of the Plant; and that the surveyor has undertaken all steps required by applicable law or custom to confirm the boundaries set forth in the legal description of the Plant as a single, unified parcel of land, including without limitation providing notices to each owner of land adjacent to the Plant. All expenses, including reasonable legal fees and expenses, incurred in connection with the Survey shall be borne by Purchaser.

            (h) Purchaser has objected to the Encumbrances identified on SCHEDULE 3.1.7 of the Disclosure Schedule that are marked with an asterisk. Seller shall, at its sole cost and expense on or before the Closing satisfy such objections. In addition, Purchaser shall have 10 days from the date Purchaser discovers any Encumbrance arising or appearing of record on or after May 22, 2000 to deliver in writing to Seller such objections as Purchaser may have to any such Encumbrance. If Purchaser shall raise any such objections to any such Encumbrances within the time period set forth herein, Seller shall, at its sole cost and expense and within 15 days thereafter, or within such additional time period as Seller and Purchaser may mutually agree upon, satisfy such objections, provided that either party may agree or refuse to extend the cure period in its sole and absolute discretion. All such objections relating to monetary Encumbrances shall be satisfied by Seller at or prior to the Closing and Seller shall diligently pursue the satisfaction of any other objections, either by satisfying the same or by obtaining title insurance against the same; provided, however, Seller shall not provide any title indemnities to the Title Company without Purchaser's prior written consent, which consent shall not be unreasonably withheld. If Seller is unable to satisfy all of the objections of Purchaser within the foregoing identified time periods or such additional time period as may be agreed upon, then Purchaser shall have the option of either (a) terminating this Agreement by giving written notice of termination to Seller within 15 days after the expiration of such time periods or such additional time period as may be agreed upon, or (b) knowingly taking title to the Plant subject to any such additional title exception(s), in which event Purchaser shall have no right to terminate this Agreement on the basis of any such title exception(s), but shall retain all other rights under this Agreement, including without limitation any applicable rights of set-off hereunder, provided, however, in no event shall Purchaser be obligated to take title to the Plant subject to any monetary Encumbrance.

     3.1.8 Inventory. The Inventory included on the Balance Sheet or acquired since the date thereof was acquired and has been maintained in the ordinary course of business; is of good and merchantable quality; is not obsolete; is valued at an amount not in excess of the lower of cost or net realizable value; is not subject to any writedown or write-off other than reserves and allowances set forth on the Balance Sheet or, with respect to Inventory acquired or produced since the date thereof, reserves and allowances proportionate to the reserves and allowances for Inventory set forth on the Balance Sheet; and is located at the Plant, the Leased Real Property or, in the case of Inventory relating to operation of the purchased equipment located at the Research Facility, the Research Facility. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of suppliers, distributors, reseller or customers, other than in the ordinary course of business and in amounts consistent with Seller's past practice. The Inventory shall be of a type and quality useable or saleable by Purchaser in the ordinary course of performing its obligations under the Assumed Contracts. All items included in the Inventory, (x) to the extent they constitute raw materials or packaging materials, shall have been inspected and accepted by Seller in accordance with the applicable specifications in effect as of the Closing Date, and (y) to the extent they constitute work in process or finished goods, shall have been manufactured in accordance with the applicable specifications in effect as of the Closing Date.

     3.1.9 Taxes and Tax Returns. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Seller (the "Tax Returns") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or political subdivision thereof or any foreign country or political subdivision thereof) (the "Taxes"), have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns or heretofore or hereafter claimed to be due by any taxing authority from Seller, have been properly accrued or paid and the amount of accruals for Taxes recorded by Seller on its books is adequate to cover the Tax liabilities of Seller. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against Seller or any of the Purchased Assets. Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current Taxes not yet due and payable) on any of the Purchased Assets. Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made by it with respect to employees' withholding and other employment Taxes, including without limitation the portion of such deposits relating to Taxes imposed upon Seller.

     3.1.10 Books and Records. The Books and Records and the accounts of Seller accurately and fairly reflect, in reasonable detail, all of the transactions regarding the Plant, the Transferred Business and the Purchased Assets. Seller has not engaged in any transaction with respect to the Transferred Business, maintained any bank account for the Transferred Business or used any of the funds of Seller in the conduct of the Transferred Business except for transactions, bank accounts and funds which have been and are reflected in Financial Information.

     3.1.11 Existing Condition.  Since the Balance Sheet Date,
Seller has not:

            (a) incurred any liabilities in connection with the Transferred Business, other than liabilities incurred in the ordinary course of the Transferred Business consistent with past practice, or discharged or satisfied any lien or encumbrance liabilities in connection with the Transferred Business, or paid any liabilities, other than in the ordinary course of the Transferred Business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or the Purchased Assets or the Transferred Business;

            (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Purchased Assets if the Closing had been held on the Balance Sheet Date or on any date since then, except for the sale of Inventory in the ordinary course of business consistent with past practice and the grant of licenses that are in the ordinary course of business and are set forth on SCHEDULE 3.1.17(j);

            (c) mortgaged, pledged or subjected any of the Purchased Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other Encumbrance of any nature whatsoever, except for Permitted Liens and grants of licenses that are in the ordinary course of business and are set forth on SCHEDULE 3.1.17(j);

            (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan relating to the Purchased Assets or the Transferred Business to which Seller is a party or by which Seller is bound, or canceled, modified or waived any substantial debts or claims relating to the Purchased Assets or the Transferred Business held by Seller or waived any rights relating to the Purchased Assets or the Transferred Business of substantial value, whether or not in the ordinary course of business, except as set forth on SCHEDULE 3.1.11(d);

            (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Transferred Business or the prospects or condition (financial or otherwise) of the Purchased Assets or the Transferred Business or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $[*], or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or Utilities or other services required to conduct the Transferred Business or operate the Purchased Assets;

            (f) suffered any material adverse change in the Transferred Business, the Purchased Assets, or the prospects or condition (financial or otherwise) of the Transferred Business or the Purchased Assets;

            (g) received notice or had knowledge of any occurrence, event or condition which is reasonably likely to have a material adverse effect on the Transferred Business or the Purchased Assets or the prospects or condition (financial or otherwise) thereof;

            (h) made commitments or agreements for capital expenditures or capital additions or betterments relating to the Transferred Business or the Purchased Assets exceeding in the aggregate $[*];

            (i) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of the Plant Employees or Research Facility Employees or made any increase in, or any addition to, other benefits to which any such persons may be entitled, except for annual salary increases or bonus awards made in the ordinary course of business consistent with past practice; or

            (j) changed any of the accounting principles followed by it or the methods of applying such principles.

     3.1.12  Title to Assets.  Except as set forth on SCHEDULE
3.1.12 of the Disclosure Schedule, Seller has good, valid and marketable title to all of its properties and assets, real, personal and mixed, which would be included in the Purchased Assets if the Closing took place on the date hereof, which it purports to own, and has good leasehold title to those properties and assets it purports to lease, including without limitation all Tangible Personal Property, all Inventory, all Books and Records and all Intellectual Property transferred hereunder or licensed to Purchaser under the Technology Transfer Agreement, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for liens that are immaterial in character, amount, and extent, and which do not detract in any manner from the value or interfere with the present or proposed use of the Purchased Assets or conduct of the Transferred Business (collectively, "Permitted Liens").

     3.1.13 Condition and Sufficiency of Assets. All equipment and other items of tangible property and assets which would be included in the Purchased Assets if the Closing took place on the date hereof (a) are in good operating condition and repair, subject to normal wear and maintenance, (b) are usable in the regular and ordinary course of the Transferred Business, (c) are not in need of maintenance or repair other than ordinary, recurring maintenance or repair that is not material in nature or cost, (d) conform to all applicable Regulations and Authorizations relating to their use and operation, (e) together with the Transferred Intellectual Property and the Licensed Intellectual Property, constitute all of the assets reasonably needed by Purchaser to perform its obligations under the Assumed Contracts and for the continued conduct of the Transferred Business after the Closing Date. No person other than Seller owns any equipment or other items of tangible property or assets located at the Plant or necessary to the operation of the Transferred Business, except for leased items disclosed in
SCHEDULE 3.1.17(e) of the Disclosure Schedule and items of immaterial value.

     3.1.14 Compliance with Regulations; Authorizations. Except as set forth on SCHEDULE 3.1.14 of the Disclosure Schedule, since January 1, 1998, Seller has complied with each, and is not in violation of any, law, ordinance, governmental or regulatory rule or regulation, judgment, decision or order, whether federal, state, local or foreign, to which Seller with respect to the Transferred Business, the Transferred Business, any of the Purchased Assets or any employees of Seller engaged in the Transferred Business are subject, including without limitation the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss 301 (the "FDC Act") (collectively, "Regulations"). Notwithstanding the foregoing, Seller has complied with each, and is not in violation of any, Regulations except where such failure to comply or violation would not have a materially adverse effect on the Transferred Business or any of the Purchased Assets. No notice has been received by the Seller and, to the best of the Seller's knowledge, no review or investigation is pending or threatened for any alleged violation by Seller or any of its Affiliates of any Regulation. Seller owns, holds, possesses and lawfully uses in the operation of the Transferred Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations (collectively, "Authorizations") which are in any manner necessary for the conduct of the Transferred Business as now or previously conducted or for the ownership and use of the Purchased Assets, all of which are listed and described in SCHEDULE 3.1.14 of the Disclosure Schedule, except where the failure to do so would not have a materially adverse effect on the Transferred Business. Seller is not in default, and Seller has not received any notice of any claim of default, and to the best knowledge of the Seller, no event has occurred or circumstance exists that may reasonably give or serve as a basis for a default or the commencement of any investigation, with respect to any Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of the Authorizations will be adversely affected by consummation of the transactions contemplated by this Agreement. No person other than Seller owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Seller owns, possesses or uses in the operation of the Transferred Business. No Plant Employee or Research Facility Employee has been debarred, suspended or denied approval to participate in activities subject to regulation by the Federal Food and Drug Administration or any comparable agency of any foreign jurisdiction.

     3.1.15 Litigation. No litigation, arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending against Seller or, to the knowledge of Seller, is threatened against Seller which relates to or could reasonably be expected to have an adverse effect on the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement, nor to the knowledge of Seller is there any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller with respect to the Transferred Business, the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement. Seller is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller with respect to the Transferred Business, the Transferred Business, the Purchased Assets or the transactions contemplated by this Agreement.

     3.1.16 Insurance. The assets, properties and operations of Seller with respect to the Transferred Business and the Purchased Assets are insured under various policies of property and casualty insurance, all of which are described in SCHEDULE 3.1.16 of the Disclosure Schedule, which Schedule discloses (a) any and all policies covering general liability, excess liability, product liability, workers' compensation, auto liability, foreign liability, property damage, directors and officers liability, fiduciary liability, employment practices liability, professional liability, errors and omissions liability, or environmental liability of Seller or its employees, officers, directors, property, or business, and (b) for each such policy the risks insured against, insurer name, policy number, policy dates, occurrence and aggregate coverage limits, retentions and deductible amounts, premium, broker name, and whether the terms of such policy provide for retrospective premium adjustments.
All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to the assets and liabilities of the Transferred Business and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. SCHEDULE 3.1.16 of the Disclosure Statement also contains a true and complete list of all outstanding bonds and other surety arrangements issued or entered into by Seller in connection with the Transferred Business or the Purchased Assets.

     3.1.17 Agreements, Contracts and Commitments.  SCHEDULE
3.1.17 of the Disclosure Schedule contains accurate lists of the following agreements, contracts, leases and other documents and understandings (whether written or oral) to which Seller is a party or has rights with respect to the Transferred Business or by which any of the Purchased Assets may be bound or affected:

            (a) any agreement, contract or commitment with any Plant Employee, Research Facility Employee or consultant or advisor who provides services relating to the Transferred
Business or the Purchased Assets;

            (b) any agreement, contract or commitment for the future purchase by Seller of products or services relating to the Transferred Business which involves $100,000 or more;

            (c) any agreement, contract or commitment by Seller to sell or supply products or to perform services relating to the Transferred Business which involves $100,000 or more or which relates to any warranty provided by Seller;

            (d) any partnership, joint venture, sales agency or similar agreement, contract or commitment relating to the Transferred Business;

            (e) any lease under which Seller is either a lessor or lessee or relating to any property at which any of the Purchased Assets are located;

            (f) any deed of trust, mortgage, lien or other encumbrance affecting any of the Purchased Assets;

            (g) any agreement, contract or commitment for any capital expenditure or leasehold improvement for the Transferred
Business or the Purchased Assets in excess of $100,000;

            (h) any agreement, contract or commitment limiting or restraining any Plant Employee or Research Facility Employee from engaging or competing in any manner or in any business, from disclosing any confidential information, from misappropriating any trade secrets or from employing or soliciting the employment of any person;

            (i) any license, franchise, computer service, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of third parties used by Seller in the conduct of the Transferred Business (the rights of Seller under such agreements are referred to as "Third Party Intellectual Property");

            (j) any license or other agreement relating in whole or in part to any of Seller's patents, trademarks, copyrights, proprietary software, ideas, or know-how used in the conduct of the Transferred Business;

            (k) any agreement containing covenants that in any way purport to restrict the operation of the Transferred Business or limit the freedom of the operator of the Transferred Business to engage in any line of business or to compete with any person, including without limitation any agreements containing any exclusive or semi-exclusive arrangements; and

            (l) any other agreement, contract or commitment relating to the Transferred Business not otherwise listed on
SCHEDULE 3.1.17 of the Disclosure Schedule and which either (w) continues over a period of more than six months from the date hereof, (x) exceeds $100,000 in value, (y) is otherwise material to Seller, the Transferred Business or the Purchased Assets or
(z) contains termination or other provisions triggered by the transactions contemplated by this Agreement.

            Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on SCHEDULE 3.1.17 of the Disclosure Schedule, or not required to be listed thereon because of the amount thereof, under which Purchaser is acquiring rights or obligations hereunder, except for those listed on SCHEDULE 1.1.2 of the Disclosure Schedule or as otherwise set forth on the Disclosure Schedule, is referred to herein as an "Assumed Contract." Each Assumed Contract is valid and enforceable against the parties thereto in accordance with its terms, subject to, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor's rights, (ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law. With regard to each Assumed Contract to which Seller is a party, Seller is, and to the knowledge of Seller, all other parties thereto are, in compliance with the provisions thereof; Seller is not, and to the knowledge of Seller, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as set forth and described in SCHEDULE 2.3 of the Disclosure Schedule, no Assumed Contract requires a consent of any party to its assignment in connection with the transactions contemplated by this Agreement.

     3.1.18 Additional Information.  SCHEDULE 3.1.18 of the
Disclosure Schedule contains accurate lists of the following:

            (a) all inventory, equipment, leasehold improvements, furniture and fixtures of Seller included in the Purchased Assets as of the Balance Sheet Date, specifying such items as are owned and such as are leased and, with respect to the owned property, specifying its aggregate cost or original value and the net book value as of the Balance Sheet Date and, with respect to the leased personal property as to which Seller is lessee, specifying the identity of the lessor, the rental rate and the unexpired term of the lease; and

            (b) the names and titles of and current annual base salary or hourly rate for each person employed by Seller at the Plant as of June 2, 2000 (the "Plant Employees"), each of the individuals listed on SCHEDULE 3.1.18(b) of the Disclosure Schedule (such listed individuals, the "Research Facility Employees") and each temporary employee, leased employee, independent contractor or other person providing services at the Plant, and together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the most recent fiscal year or payable to each such person in the future, including the bonuses accrued for each such person and the vacation and severance benefits to which each such person is entitled.

     3.1.19 Employee Benefit Plans and Labor Matters.

            (a) SCHEDULE 3.1.19 of the Disclosure Schedule contains a complete list of all employee benefit plans, whether formal or informal, whether or not set forth in writing, and whether covering one or more Plant Employee or Research Facility Employee, sponsored or maintained by Seller. Seller has delivered to Purchaser accurate and complete copies of each such plan.

            (b) Seller is not a party to any collective bargaining agreement or any other agreement which determines the terms and conditions of employment of any employee of Seller. No collective bargaining agent has been certified as a representative of any of the employees of Seller and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the business of Seller; and to the knowledge of Seller, there are no efforts underway or threats to effect any of same.

            (c) Seller is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours except where the failure to so comply would not have a materially adverse effect on the Transferred Business, and there is no unfair labor practice complaint against Seller pending or, to the best knowledge of Seller, threatened.

            (d) Except as set forth on SCHEDULE 3.1.19(d) of the Disclosure Schedule, no representations have been made by Seller or its employees or agents to employees of Seller with respect to Purchaser's intentions to employ, or not to employ, Seller's employees or with respect to the conditions of any such employment.

     3.1.20 Trade Relations. There exists no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business or business relationship of Seller with any customer, reseller or distributor or any group of customers, reseller or distributors whose purchases are individually or in the aggregate material to the Transferred Business, or with any supplier relating to the Transferred Business, and there exists no present condition or state of facts or circumstances that would adversely affect the Transferred Business or prevent Purchaser from conducting such business or business relationships with any such customer, reseller or distributor, such group of customers, reseller or distributors or any supplier in the same manner as heretofore conducted by Seller. Seller has used reasonable efforts to keep available for Purchaser the services of the customers, suppliers, employees and contractors of Seller active in the conduct of the Transferred Business.

     3.1.21 Intellectual Property.

            (a) The Transferred Intellectual Property, the intellectual property licensed to Purchaser under the Technology Transfer Agreement (the "Licensed Intellectual Property") and the Third Party Intellectual Property constitute all of the copyrights, patents, trademarks, trade names, fictitious business names, logos, service marks, mask works, computer software, customer lists, trade secrets, designs, plans, processes, know-how, inventions and other intellectual property rights that are material to the Transferred Business (the Transferred Intellectual Property and the Licensed Intellectual Property are collectively referred to as the "Intellectual Property"), and Seller owns or has the right to use the Intellectual Property free and clear of all liens, claims, charges or encumbrances.

            (b) SCHEDULE 1.1.1(e) of the Disclosure Schedule sets forth all Transferred Intellectual Property, and all federal, state, local and foreign registrations, filings and applications with respect to the Transferred Intellectual Property. Seller owns and has the exclusive right to make, use, sell and license the Transferred Intellectual Property. None of the Transferred Intellectual Property is subject to any outstanding order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of Seller, threatened, which challenges the validity, enforceability, ownership, use or licensing of the Transferred Intellectual Property. Seller has not licensed to any third party the intellectual property rights referenced on SCHEDULE 3.1.21(b).

            (c) SCHEDULE 3.1.21(c) of the Disclosure Schedule sets forth all licenses, sublicenses, assignments and other agreements under which Seller is a licensor or assignor of any Intellectual Property. Seller has performed (or will perform) all obligations imposed upon it thereunder which are required to be performed by it on or prior to the Closing Date, and neither Seller nor to Seller's knowledge, any other party thereto, is in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a default thereunder. All of the licenses, assignments and other agreements listed on SCHEDULE 3.1.21(c) of the Disclosure Schedule are valid and enforceable against the parties thereto in accordance with their respective terms, and will continue to be so on identical terms immediately following the Closing, subject to, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws of general applicability relating to or affecting creditor's rights,
(ii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

            (d) Seller has not infringed upon or unlawfully or wrongfully used any copyright, patent, trademark, trade name, service mark, mask work, computer software or trade secret owned or claimed by another person, where such infringement or use would have a materially adverse effect on the Transferred Business, and Seller has not received any notice of any claim of infringement or any other claim or proceeding relating to any such copyright, patent, trademark, trade name, service mark, mask work, computer software or trade secret. No person other than Seller owns or has any proprietary, financial or other interest, direct or indirect, in any of the Transferred Intellectual Property. Except as set forth on SCHEDULE 3.1.21(d) of the Disclosure Schedule, to the knowledge of Seller, no person is infringing upon or otherwise violating the intellectual property rights of Seller. No litigation is pending and no claim has been made against Seller or, to the knowledge of Seller, is threatened, which contests the right of Seller to sell or license to any person or use the Transferred Intellectual Property. To the knowledge of Seller, no employee or consultant of Seller is in violation of any requirement of law applicable to such employee or consultant, or any term of any employment or consulting agreement, any patent or invention disclosure agreement, any non-competition or non-disclosure agreement, or any other contract or agreement relating to the relationship of such employee or consultant with Seller.

            (e) Except as set forth on SCHEDULE 3.1.21(e) of the Disclosure Schedule, Seller is not a party to or bound by any license or other agreement requiring the payment by Seller or its assigns of any material royalty payment, excluding licenses relating to software licensed by Seller for use solely on the computers of Seller for Seller's internal business purposes.

            (f) None of the designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae of Seller with respect to the Transferred Business, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed, or is required to be disclosed, to any person other than employees, consultants, representatives and agents of Seller, all of whom are bound by confidentiality or non-disclosure agreements.

            (g) The computer software of Seller included in the Intellectual Property (the "Software") performs in accordance with the documentation and other written materials used in connection with the Software, is in machine-readable form, contains all current revisions of the Software, and includes all object code and source code forms of the Software and all computer programs, materials, processes, tapes and know-how related to the Software. All of the Software correctly recognizes and processes four-digit year-dates, including the correct recognition and processing of February 29 during leap years, and will continue to function properly with regard to dates before, through and after the year 2000. Seller makes no representation under this Section 3.1.21(g) with respect to the general ledger software identified on SCHEDULE 1.1.2(b).

            (h) Seller is the sole owner of the Software and Seller has obtained assignments of all rights in and to the Software from any developers or other parties who held any rights in the Software. Seller has no obligation to compensate any person for the development, use, sale or exploitation of the Software nor has Seller granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

     3.1.22 Environmental Matters.

            (a) Seller has obtained and holds all permits, licenses and other Authorizations under Regulations relating to pollution or protection of the environment, including Regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (collectively, "Environmental Regulations").

            (b) Seller is in full compliance with all Environmental Regulations and all terms and conditions of the permits, licenses and other Authorizations issued under Environmental Regulations, and Seller also is in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Regulations or contained in any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. There is no civil, criminal or administrative claim, action, demand, suit, proceeding, study or investigation pending or, to the knowledge of Seller, threatened against Seller relating to Environmental Regulations (an "Environmental Claim").

            (c) Seller has no knowledge of and has not received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance by Seller or the Transferred Business with any Environmental Regulations or any order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

            (d) Seller represents and warrants as of the Closing
Date that:

                (i) Seller has not, and has no knowledge of any other person who has, caused any Release, threatened Release, or disposal of any Hazardous Material at the Land in any material quantity; the Land is not adversely affected by any Release, threatened Release, or disposal of a Hazardous Material originating or emanating from any other property;

                (ii)  The Land does not contain and has not
contained any: (a) underground storage tank, (b) material amounts of asbestos-containing building material, (c) landfills or dumps, (d) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (e) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

                (iii) Seller has no material liability for response or corrective action, natural resource damage, or other harm pursuant to CERCLA, RCRA, or any comparable state law; Seller is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving Seller or the Land; there are no conditions or occurrences at the Land which could form the basis for an Environmental Claim against Seller or the Land;

                (iv) The Land is not subject to any, and Seller has no knowledge of any imminent, restriction on the ownership, occupancy, use or transferability of the Land in connection with any (a) Environmental Regulation or (b) Release, threatened Release, or disposal of a Hazardous Material;

                (v) There are no conditions or circumstances at the Land which pose a risk to the environment or the health or safety of persons; and

                (vi)  Seller has provided or otherwise made
available to Buyer any Environmental Record concerning Seller and Land which Seller possesses or could reasonably have attained.

For purposes of this Section, the following terms shall have the following meanings:

"CERCLA" shall mean the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., and any future amendments.

"Environmental Record" shall mean any document, correspondence, pleading, report, assessment, analytical result, Authorization, or other record concerning a Hazardous Material, compliance with an Environmental Regulation, or other environmental subject.

"Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic and includes, without limitation, (a) asbestos, polychlorinated biphenyls, and petroleum (including crude oil or any fraction thereof) and (b) any such material classified or regulated as "hazardous" or "toxic" pursuant to any environmental law.

"RCRA" shall mean the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and Hazardous and
Solid Waste Amendments of 1984, 42 USC 6901 et seq., and any future amendments.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

     3.1.23 Restrictions. Seller is not a party to any Assumed Contract, Authorization, judgment, order, writ, injunction, decree or award which materially and adversely affects or, so far as Seller can now reasonably foresee, may in the future materially and adversely affect, the business operations, assets, properties, prospects or condition (financial or otherwise) of the Transferred Business or the Purchased Assets after consummation of the transactions contemplated by this Agreement.

     3.1.24 Year 2000 Compliance. All computer applications (including all hardware and software and including those of its suppliers and customers) that are material to the Transferred Business and the Purchased Assets are able to perform properly date-sensitive functions for all dates after January 1, 2000, and Seller has experienced no interruption in the functionality of such hardware and software, including those of its suppliers and customers, attributable to improper performance of date-sensitive functions for periods after January 1, 2000.

     3.1.25 Availability of Documents. Seller has made available to Purchaser copies of all documents, including without limitation all agreements, contracts, commitments, leases, plans, instruments, undertakings, Authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor, listed in the Disclosure Schedule or referred to herein. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

     3.1.26 Completeness of Disclosure. No representation or warranty by Seller in this Agreement nor in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

     3.2.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2.2 Corporate Power and Authorization. Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement, the Assignment and Assumption Agreement and the other agreements, documents and instruments required to be executed and delivered by Purchaser in accordance with the provisions hereof (collectively, the "Purchaser's Documents"). The execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and constitutes, and Purchaser's Documents when executed and delivered will constitute, the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

     3.2.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) assuming compliance with the HSR Act, any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator of governmental or regulatory official, body or authority which is applicable to Purchaser, (c) the Certificate of Incorporation or bylaws of, or any securities issued by, Purchaser, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Purchaser is a party or by which Purchaser is otherwise bound or affected. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement and Purchaser's Documents by Purchaser.

     3.2.4 Completeness of Disclosure. No representation or warranty by Purchaser in this Agreement nor in any Disclosure Schedule, certificate, statement, document or instrument furnished or to be furnished to Seller pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished hereunder or in connection with the negotiation, execution or performance of this Agreement shall survive the Closing for a period of three years except for (i) the representations and warranties set forth in Section 3.1.9 and
Section 3.1.22 hereof and the Disclosure Schedules thereto, which shall survive the Closing for a period which terminates upon the lapse of the last statute of limitations that is applicable to the matters covered by such representations and warranties, (ii) the representations and warranties set forth in Section 3.1.21 and the Disclosure Schedules thereto relating to patents and patent applications included within the Transferred Intellectual Property shall survive the Closing for a period of five years, and (iii) the representations and warranties set forth in Sections 3.1.1 through 3.1.4, inclusive, Section 3.1.7 and
Section 3.1.12 hereof and the Disclosure Schedules thereto, which shall survive the Closing and shall have no expiration. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.

ARTICLE IV - AGREEMENTS PENDING CLOSING
---------------------------------------

4.1 Agreements of Seller Pending the Closing. Seller covenants and agrees with Purchaser that, pending the Closing and except as otherwise agreed to in writing by Purchaser:

     4.1.1 Business in the Ordinary Course. Seller shall cause the Transferred Business to be conducted solely in the ordinary course consistent with past practice.

     4.1.2 Existing Condition. Seller shall not cause nor permit to occur any of the events or occurrences described in
Section 3.1.11 hereof.

     4.1.3 Maintenance of Physical Assets and Business Relations. Seller shall continue to maintain and service the physical and intangible assets included in the Purchased Assets in the same manner as has been their past practice. Seller shall use its reasonable commercial efforts to maintain the relations and goodwill with suppliers, customers, the workforce and any others having business relations relating to the Transferred Business.

     4.1.4 Legal Compliance. Seller shall comply with all Regulations and Authorizations and all other laws, regulations and ordinances applicable to the Transferred Business, the Purchased Assets or Seller.

     4.1.5 Updated Disclosure Schedules. Seller shall promptly disclose to Purchaser in writing any information contained in the representations and warranties or the Disclosure Schedules which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date and shall, three days before the Closing Date, document all such disclosures in an updated Disclosure Schedule. Such updated Disclosure Schedule shall not be deemed to amend or supplement the representations and warranties of Seller or the Disclosure Schedules thereto for the purposes of Article V of this Agreement unless Purchaser shall have consented thereto in writing.

     4.1.6 Conduct of Business. Seller shall use reasonable efforts to conduct the Transferred Business and operate the Purchased Assets in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Purchaser and use reasonable efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Seller determines that a condition is not reasonably likely to be so satisfied, Seller shall promptly notify Purchaser of such determination.

     4.1.7 Exclusive Rights. From and after the date hereof until the Closing or earlier termination of this Agreement pursuant to Section 8.1 hereof, neither Seller nor any of its representatives will directly or indirectly solicit or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist, or participate with, any person (other than Purchaser and its representatives) regarding any offer or proposal with respect to the acquisition by purchase, merger, lease or otherwise of all or any part of the Transferred Business, any of the Purchased Assets, or the Licensed Intellectual Property or a material percentage of the capital stock of Seller, and Seller shall promptly notify Purchaser of any such discussion, offer or proposal.

     4.1.8 Access. At all reasonable times prior to Closing, Purchaser and its representatives shall have the right, upon reasonable advance notice to Michael O'Connell (or any other representative of Seller designated by him), to: (a) examine, inspect, and review the Transferred Business and the Purchased Assets and all books, contracts, agreements, commitments, records and documents of every kind relating to the Transferred Business or the Purchased Assets, other than such information relating solely to Excluded Assets; and (b) interview Plant Employees, Research Facility Employees, suppliers and customers (including prospective customers) of Seller relating to the Transferred Business, accompanied by a representative assigned by Michael O'Connell to be present during such interviews, if such accompaniment (in each instance) is deemed necessary or appropriate by Michael O'Connell. Seller shall exercise reasonable efforts to cooperate with Purchaser and its representatives in conducting the reviews and other activities described in this Section 4.1.8.

     4.1.9 Press Releases. Except as required by applicable law, Seller shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except in accordance with Section 4.3.1. If Seller determines that it shall be required by law to make disclosure of any such information, Seller shall advise Purchaser as soon as reasonably practicable and in any event prior to the making of such disclosure.

     4.1.10 Pre-Closing Financial Statements. Seller shall cause to be prepared and submitted to Purchaser at least ten business days prior to the Closing Date (i) unaudited balance sheets of both the Seller and the Transferred Business as of the last day of the month which immediately precedes the Closing Date and (ii) detailed, unaudited income statements for both the Seller and the Transferred Business for the period from the Balance Sheet Date through the last day of the month which immediately precedes the Closing Date. Such statements shall be prepared in accordance with the requirements for the Financial Information described in
Section 3.1.6 hereto and, to the extent reasonably practicable, in accordance with GAAP (excluding footnotes) consistently applied by Seller. Such financial information shall be subject to the provisions of Section 8.9.2.

     4.1.11 Specific Performance. The parties hereto recognize and agree that in the event of a breach by either party of this
Article IV, money damages would not be an adequate remedy to the nonbreaching party and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by the nonbreaching party therefrom. Accordingly, if there should be a breach or threatened breach by either party of provisions of this Article IV, the non-breaching party shall be entitled to an injunction restraining a breaching party from any breach without showing or proving actual damage sustained by the non-breaching party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that the parties may otherwise have under applicable law.

     4.1.12 Actions of Seller. Seller shall cooperate with Purchaser and use reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Seller determines that a condition is not reasonably likely to be so satisfied, Seller shall promptly notify Purchaser of such determination.

4.2 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees with Seller that, pending the Closing and except as otherwise agreed to in writing by Seller:

     4.2.1 Actions of Purchaser. Purchaser shall cooperate with Seller and use reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser and Seller under this Agreement to be satisfied on or prior to the Closing Date. In the event that Purchaser determines that a condition is not reasonably likely to be so satisfied, Purchaser shall promptly notify Seller of such determination.

     4.2.2 Press Releases. Except as required by applicable law, Purchaser shall not make any public statement or release concerning this Agreement or the transactions contemplated hereby except in accordance with Section 4.3.1. If Purchaser determines that it shall be required by law to make disclosure of any such information, Purchaser shall advise Seller as soon as reasonably practicable and in any event prior to the making of such disclosure.

4.3  Mutual Agreements of Purchaser and Seller Pending the
Closing. Purchaser covenants and agrees with Seller that, pending the Closing and except as otherwise agreed to in writing by Seller:

     4.3.1 Publicity. Promptly upon execution of this Agreement, Purchaser and Seller shall issue a joint or coordinated public announcement(s), substantially in the form of EXHIBIT F and shall jointly conduct employee briefings regarding the transactions contemplated by this Agreement. From time to time thereafter, Purchaser and Seller may issue mutually acceptable joint or coordinated press releases and shall reasonably cooperate with each other to coordinate and approve the press release(s) and additional employee briefings.

     4.3.2 Hart-Scott-Rodino Antitrust Notification. Seller and Purchaser will each prepare and file a notification with the United States Justice Department (the "Justice Department") and the Federal Trade Commission (the "FTC") as required by the HSR Act, within three business days after the date of this Agreement. Seller and Purchaser will cooperate with each other in connection with the preparation of such notification, including sharing such information as may be needed to complete such notification, and providing a copy of such notification to the other prior to filing. Each of Seller and Purchaser will keep confidential all information about the other obtained in connection with the preparation of such notification. Purchaser and Seller will cooperate to respond to all inquiries and requests for further information associated with the HSR filing. Purchaser and Seller shall respond to as soon as reasonably possible any Request for Additional Information and Documentary Material ("Second Request") from the Justice Department or the FTC. Seller and Purchaser shall each be responsible for one half of the filing fee required under the applicable regulations.

ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING
-----------------------------------------------

5.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser under this Agreement to effect the Closing is subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Purchaser):

     5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Seller contained in this Agreement or in any Disclosure Schedule, certificate, statement, document or instrument furnished to Purchaser hereunder or in connection with the negotiation, execution or performance of this Agreement shall have been true on the date of this Agreement without regard to any updated Disclosure Schedule furnished to Purchaser after the date of this Agreement and prior to the Closing, and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

     5.1.2 Compliance with this Agreement. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     5.1.3 Closing Certificate. Purchaser shall have received a certificate from Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1.1 and 5.1.2 hereof have been fulfilled and certifying that Seller has obtained all approvals, consents and waivers required with respect to Seller or the Transferred Business by Section 5.1.7 hereof.

     5.1.4 Opinion of Counsel for Seller . Counsel for Seller shall have delivered to Purchaser a written opinion, dated the Closing Date, in the form of EXHIBIT E attached hereto with only such changes as shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

     5.1.5  Intentionally Omitted

     5.1.6 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be known by Seller or Purchaser, to be threatened or to be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation shall be known by Seller or Purchaser to be ongoing that might result in any such suit, action or proceeding.

     5.1.7 Approvals, Consents and Waivers. Seller shall have delivered to Purchaser, or there shall otherwise have been obtained, all approvals, consents and waivers (including the expiration of any applicable waiting period under applicable Regulations, including under the HSR Act) from governmental and other regulatory agencies, customers, suppliers, lessors and other third parties which, in the reasonable judgment of Purchaser, are necessary or required to consummate this Agreement and the transactions contemplated hereby, including without limitation those set forth on SCHEDULE 2.3 of the Disclosure Schedule. Seller shall also have obtained all necessary corporate approvals and authorizations.

     5.1.8 Material Adverse Changes. Between the Closing Date and the Balance Sheet Date, there shall have been no change in the Transferred Business or the Purchased Assets or the business, operations, prospects or condition (financial or otherwise) thereof, that either alone or in the aggregate would have a materially adverse effect on the Transferred Business.

     5.1.9. Purchaser shall have obtained a title Title Insurance; Survey insurance policy in an amount no less than the amount allocated to the Plant on SCHEDULE 1.3.2 of the Disclosure
Schedule insuring good and marketable title in fee simple absolute to the Plant, free and clear of all title defects or objections, liens, claims, charges, security interests and other Encumbrances of any nature whatsoever other than the Permitted Exceptions. The Survey shall have been certified to Purchaser showing the boundaries of and the location of the Land and the locations of all Improvements, showing no encroachment by the Improvements on the property of others.

     5.1.10 Removal of Liens. All Encumbrances indicated to exist on or with respect to any of the Purchased Assets by record searches made by Purchaser prior to the Closing Date
(specifically including, but not limited to, those liens described on SCHEDULE 3.1.12 of the Disclosure Schedule) shall have been removed, and Seller shall have provided evidence satisfactory to Purchaser of such removal.

     5.1.11 Financial Information. The financial information furnished to Purchaser pursuant to Section 4.1.10 shall not reflect any material adverse change in the business, operations, prospects or financial condition of the Transferred Business or the Purchased Assets since the Balance Sheet Date.

     5.1.12 Insurance. Seller shall have purchased extended reporting period policies (tail coverage) for a period not less than five years effective on the Closing Date for the Products/Completed Operations and Clinical Trials "claims made" coverage in the current Commercial General Liability and Umbrella Liability policies. The limit of these policies shall be $2,000,000 for each claim and in the aggregate for the general liability tail policy and $10,000,000 for each claim and in the aggregate for the umbrella tail policy. These policies shall cover occurrences prior to the Closing which are made or reported following the Closing. These policies shall name Purchaser, Cardinal Health, Inc., and RP Scherer Corporation as additional insureds or additional named insureds. Within 10 days following the Closing, Seller shall provide to Purchaser a certificate of insurance evidencing the foregoing insurance policies and within 30 days of Closing, Seller shall provide to Purchaser a copy of the foregoing insurance policies.

5.2 Conditions Precedent to the Obligations of Seller. The obligation of Seller under this Agreement to effect the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (unless waived in writing by Seller):

     5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate, statement, document or instrument furnished to Seller hereunder or in connection with the negotiation, execution or performance of this Agreement shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

     5.2.2 Compliance with this Agreement. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

     5.2.3 Closing Certificate. Seller shall have received a certificate from Purchaser dated the Closing Date certifying in such detail as Seller may reasonably request that the conditions specified in Sections 5.2.1 and 5.2.2 hereof have been fulfilled.

     5.2.4 No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or invalidate the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby.

     5.2.5 Approvals, Consents and Waivers. All material consents, approvals, authorizations, registrations and filings required by any governmental authority shall have been obtained prior to or at the Closing.

ARTICLE VI - INDEMNIFICATION
----------------------------

6.1 General Indemnification Obligations of Seller . From and after the Closing, subject to the limitations of Section 6.3 hereof, Seller shall reimburse, indemnify and hold harmless Purchaser, all other Affiliates of Cardinal ("Cardinal Affiliates") and their respective successors and assigns and each of their respective officers, agents, directors, shareholders, insurers and attorneys (each an "Indemnified Purchaser Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

     (a) any and all liabilities and obligations of Seller of any nature whatsoever, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement and the Technology Transfer Agreement;

     (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Purchaser Party that relate to the Seller, the Transferred Business or the Purchased Assets in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, agent, representative, consultant or subcontractor of Seller, except for those liabilities and obligations of Seller which Purchaser specifically assumes pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement or the Technology Transfer Agreement;

     (c) any misrepresentation, breach of warranty or nonfulfillment of any agreement, obligation or covenant on the part of Seller under this Agreement, the Technology Transfer Agreement, the Support Agreement or from any misrepresentation in or omission from any Disclosure Schedule (including the update thereto delivered pursuant to Section 4.1.5), certificate, statement, other document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, the Technology Transfer Agreement or the Support Agreement, in each case determined without regard to any materiality or material adverse effect qualification contained in any such representation or warranty; and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.1; or

     (d) any claim by any person employed by Seller with respect to any matter occurring prior to the Closing, including without limitation, the termination of such person's employment by Seller, and any severance payments or obligations alleged to be imposed by contract or by law.

6.2 General Indemnification Obligation of Purchaser. From and after the Closing, subject to the limitations of Section 6.3 hereof, Purchaser shall reimburse, indemnify and hold harmless Seller and its successors or assigns and their respective officers, agents, directors, shareholders, insurers and attorneys (each an "Indemnified Seller Party") against and in respect of any and all damages, losses, deficiencies, liabilities, costs and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

     (a) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser pursuant to Section
1.4.1 of this Agreement, the  Assignment and Assumption
Agreement, the Lease Assignment and Assumption Agreement and the
Technology Transfer Agreement;

     (b) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Seller Party that relate to the Transferred Business in which the principal event giving rise thereto occurred after the Closing Date or which result from or arise out of any action or inaction after the Closing Date of Purchaser or any shareholder, director, officer, employee, agent, representative, consultant or subcontractor of Purchaser, except for those liabilities or obligations which Seller is obligated to indemnify the Indemnified Purchaser Parties pursuant to Section 6.1 hereof; or

     (c) any misrepresentation, breach of warranty or non-fulfillment of any agreement, obligation or covenant on the part of Purchaser under this Agreement, the Technology Transfer Agreement or the Support Agreement or from any misrepresentation in or omission from any schedule, certificate, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; the Technology Transfer Agreement or the Support Agreement, in each case determined without regard to any materiality or material adverse effect qualification contained in any such representation or warranty; and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

6.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller shall have 30 days from the giving of the Claim Notice in accordance with Section 8.8 hereof (the "Notice Period") to notify the Indemnified Purchaser Party, (A) whether or not it disputes its liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense (subject to the limitation in Section 6.3(b) regarding an Agreed Upon Settlement), to defend the Indemnified Purchaser Party against such claim or demand.

     (a) If Seller disputes its liability with respect to such claim or demand or the amount thereof (whether or not Seller desires to defend the Indemnified Purchaser Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 6.5 hereof. Pending the resolution of any dispute by Seller of its liability with respect to any claim or demand, such claim or demand shall not be settled (x) without the prior written consent of the Indemnified Purchaser Party, which consent shall not be unreasonably withheld and (y) by Purchaser or any Cardinal Affiliate without having first provided Seller with written notice of the terms of such settlement at least five days prior to the effective date of such settlement.

     (b) In the event that Seller notifies the Indemnified Purchaser Party within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any liability to Indemnified Purchaser Party for such claim; provided, however, Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance reasonably satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in any such defense or settlement, it may do so at its sole cost and expense provided that such participation shall be under the control of, and exclusively through, Seller. If, in the reasonable opinion of the Indemnified Purchaser Party, any such claim or demand or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party, including without limitation the administration of the tax returns and responsibilities under the tax laws of any Indemnified Purchaser Party, then the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand after giving notice to Seller of its intention to take control of the defense or settlement of such claim or demand. If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in the defense or settlement of such claim or demand at its sole cost and expense provided that such participation shall be under the control of, and exclusively through, such Indemnified Purchaser Party; PROVIDED, that such claim or demand shall not be settled without the prior written consent of the Seller, which consent shall not be unreasonably withheld; PROVIDED FURTHER that if the third party making any such claim or demand has agreed or stated its willingness in writing, to (x) settle such claim or demand in exchange solely for the payment of money in an agreed upon amount ("Agreed Upon Settlement") which Seller is willing to accept and agrees in writing to reimburse and indemnify Indemnified Purchaser Party for and (y) unconditionally release the Purchaser Indemnified Parties with respect to the applicable claim or demand, but the Indemnified Purchaser Parties do not accept such settlement, then in no event shall Seller be liable to reimburse or indemnify Indemnified Purchaser Parties with respect to such claim or demand in excess of the amount of such Agreed Upon Settlement plus the amount of the Indemnified Purchaser Parties' costs and expenses incurred in connection with such claim or demand through the date the Indemnified Purchaser Parties refused to accept the Agreed Upon Settlement.

     (c) (i) If Seller does not defend the Indemnified Purchaser Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice within the Notice Period as provided above or the Indemnified Purchaser Party has taken over control of such defense in accordance with the provisions of subparagraph (b) above, then the amount of any such claim or demand, or that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller hereunder, unless Seller shall have disputed its liability to the Indemnified Purchaser Party hereunder, as provided in paragraph (a) above, in which event such dispute shall be resolved as provided in Section 6.5 hereof.

          (ii) In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller. If Seller notifies the Indemnified Purchaser Party within the Notice Period that it disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 6.5 hereof. If Seller does not notify the Indemnified Purchaser Party within the Notice Period that they dispute such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

     (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate places "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller" and variations thereof.

     (e) All claims for indemnification for an alleged misrepresentation or breach of warranty contained in Section 3.1 or Section 3.2 hereof or in any Disclosure Schedule, certificate, statement, document or instrument furnished under this Agreement or in connection with the negotiation, execution or performance of this Agreement shall be asserted during the period in which any such representation or warranty survives pursuant to Section
3.3 hereof.

     (f) No party shall bring a claim for indemnification under this Section 6.3 unless the aggregate amount of all claims (excluding claims described in the next sentence) for such indemnification exceeds $[*], in which event the party may bring any and all claims for such indemnification without regard to such dollar threshold, including the first dollar of any and all claims for such indemnification, provided, however, that Seller shall indemnify the Purchaser Indemnified Parties for any losses or claims arising from the matters set forth on SCHEDULE 6.3(f) from the first dollar and any such losses shall not be taken into account in determining whether the foregoing $[*] threshold has been met. Purchaser shall not bring a claim for indemnification on the basis that Inventory included within the Purchased Assets is not saleable unless the aggregate standard cost of nonsaleable inventory exceeds $[*], in which event the amount indemnifiable by Seller shall be the damages, losses, deficiencies, liabilities, costs and expenses incurred by Purchaser in excess of $[*] with respect to the nonsaleable inventory.

6.4  Payment.  Upon the determination of liability under Section
6.3 or 6.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, to setoff the unpaid amount of any such claim against any amounts owed by it or its Affiliates under this Agreement, under the Technology Transfer Agreement or any other agreements entered into pursuant to this Agreement, Seller's Documents or Purchaser's Documents.

6.5 Dispute Resolution. If there is a dispute relating to a claim under this Article VI, Purchaser and Seller shall use good faith efforts to attempt to resolve such claim in accordance with this Section 6.5. The parties will promptly seek to resolve any such claim by negotiations between executives of the parties and an authorized representative of each party shall meet at least once to attempt to resolve any such dispute. Either party may initiate this procedure by requesting the other to meet within fifteen days after the date of such request, with such meeting to be held in Basking Ridge, New Jersey if the procedure is initiated by Seller and in Redwood City, California if the procedure is initiated by Purchaser, or such other location as may be mutually agreed. If the dispute is not resolved within twenty days after the initial meeting, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the dispute has not been resolved pursuant to such mediation within sixty days after the commencement of mediation, or if either party will not participate in mediation, then either party may initiate litigation. Nothing herein shall restrict the right of a party to seek a preliminary injunction or other judicial relief if in that party's judgment such judicial proceedings are necessary or appropriate to avoid irreparable damage. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 6.5 are pending. The parties will take all such actions, if any, which may be necessary or appropriate to effectuate such tolling.

     6.6 Compliance with Bulk Sales Laws. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, (b) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement and the Technology Transfer Agreement, or
(c) sales or similar taxes resulting from the transfer to Purchaser of the Purchased Assets.

     6.7. Other Rights and Remedies. The indemnification rights of the parties under this Article VI are independent of and in addition to such other rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, an injunction, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE VII - POST CLOSING MATTERS
----------------------------------

7.1  Employee Benefits.

     7.1.1 General. After the Closing Date, Purchaser shall make available to (i) each of the Plant Employees who accepts employment with Purchaser and (ii) each of the Research Facility Employees who accepts employment with Purchaser that portion of all sick pay and accrued vacation time (or pay in lieu thereof) which have been accrued on behalf of that employee as of the Closing Date, in each case in accordance with such policies as Purchaser may adopt from time to time. Seller shall be responsible for and shall promptly discharge any liability or obligation for any other benefits (including the arrangements, plans and programs set forth in SCHEDULE 3.1.19 of the Disclosure Schedule), wages, salaries and other amounts which have been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date; PROVIDED that any such Plant Employees or Research Facility Employees who wishes to transfer any amounts held for the benefit of such person in Seller's 401(k) plan to a 401(k) plan maintained by Purchaser shall be allowed to make such transfer in accordance with the terms of the applicable plan maintained by Purchaser or its applicable Affiliate. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable by Seller directly to Plant Employees or Research Facility Employees who accept employment with Purchaser, or to any fund, shall be paid by Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. For purposes of Purchaser's 401(k) plan and vacation policies, all employees of Seller who are employed by Purchaser on or after the Closing Date shall be granted credit for years of service with Seller.

     7.1.2  Stay Bonus Plan.   Seller has adopted the Stay Bonus
Plan (the "Stay Bonus Plan"), an accurate and complete copy of which is attached as EXHIBIT G hereto. As and when amounts are payable under the Stay Bonus Plan to Transferring Employees who commence employment with Purchaser, Purchaser shall pay the amounts due, less applicable deductions and withholdings, to such Transferring Employees. Purchaser shall also remit to any governmental authorities the applicable withholdings and deductions from such bonus amounts and shall pay the applicable employer contributions relating to such bonus payments. From time to time after the Closing, Purchaser shall notify Seller in writing of the amount paid by Purchaser with respect to the Stay Bonus Plan and Seller shall promptly reimburse Purchaser for all such amounts. In the event Seller shall fail promptly to reimburse Purchaser for any amounts paid by Purchaser in connection with the Stay Bonus Plan, Purchaser may offset such amounts against any amounts payable by Purchaser to Seller under this Agreement or the Technology Transfer Agreement. The parties acknowledge and agree that solely for purposes of determining amounts payable under the Stay Bonus Plan, employment by a Transferring Employee with Purchaser shall be treated as continued employment by such person with Seller following a Change of Control (as such term is used in the Stay Bonus Plan) and the Closing Date shall be deemed to be the Effective Date (as such term is used in the Stay Bonus Plan). The parties further acknowledge and agree that all Transferring Employees other than the persons identified on SCHEDULE 7.1.2 are eligible for payments under the Stay Bonus Plan.

7.2 Transferring Employees; Non-Solicitation. As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, the Plant Employees, the Research Facility Employees and the contractors who performed services at or for the benefit of the Plant immediately prior to the Closing and who Purchaser desires to employ (the "Transferring Employees"). As a condition to such employment by Purchaser, Purchaser may require each Transferring Employee to execute and deliver to Purchaser the "Certificate of Compliance with Cardinal's Business Ethics Program," the form of which Certificate has previously been provided to Seller. Purchaser shall notify Seller of the identity of the Transferring Employees prior to the Closing. Seller shall terminate, effective as of the Closing Date, all employment or contracting arrangements it has with any of the Transferring Employees. Until the fifth anniversary of the Closing Date, Seller shall not directly or indirectly (except on behalf of and for the benefit of Purchaser and Purchaser's Affiliates) solicit employment of or offer employment to any (a) Transferring Employee, (b) individual who is then an employee of Purchaser or any Affiliate of Purchaser, or (c) Transferring Employee who has terminated employment with Purchaser or any Affiliate of Purchaser without the consent of Purchaser or such other Affiliate within 180 days of such solicitation or offer.

7.3 Covenant Not to Compete. In order to assure Purchaser the full benefits of the Purchased Assets and the Transferred Business, Seller agrees that until the [*] anniversary of the Closing Date (or until the [*] anniversary of the Closing Date as to the matters identified in clause (b) below), neither it nor any of its Affiliates shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise (except that the mere ownership of less than one percent of a publicly traded company shall not be prohibited) competitive with the Transferred Business conducted anywhere in the world, other than by ownership of the Licensed Intellectual Property and the fulfillment of its existing obligations and rights under the Ortho License Agreement and the RPR License Agreement. Without limiting the generality of the foregoing, Seller expressly covenants that (a) neither it nor any of its Affiliates shall, until the [*] anniversary of the Closing Date, license, have licensed, sublicense, have sublicensed, manufacture, have manufactured, sell or have sold any prescription, over-the-counter, cosmetic or other product for any use which is competitive to the Transferred Business other than for the Retained Applications, and (b) neither it nor any of its Affiliates shall, until the [*] anniversary of the Closing Date, develop or have developed any prescription, over-the-counter, cosmetic or other product for any use which is competitive to the Transferred Business other than for the Retained Applications. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event that the provisions of this Section 7.3 should ever be determined to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to provide, as nearly as permissible, the limitations intended to be provided hereby. In the event that the provisions of this Section 7.3 should ever be determined to be wholly or partially unenforceable in any jurisdiction, then the parties hereto agree that such determination shall not be a bar to or in any way diminish Purchaser's right to enforce such provisions in any other jurisdictions. Notwithstanding anything herein to the contrary, the restrictions set forth in this Section 7.3 shall not prohibit any person that becomes an Affiliate of Seller after the Closing in connection with a merger or similar transaction in which the stockholders of Seller prior to such transaction own less than a majority of the voting power of the surviving entity from continuing to engage in activities conducted by such person prior to the transaction or transactions pursuant to which that person becomes an Affiliate of Seller.

7.4 Discharge of Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities of Seller that have not been expressly assumed by Purchaser under Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement and the Technology Transfer Agreement.

7.5 Payments Received. Seller and Purchaser agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts.

7.6  Ortho and RPR Contracts.

     7.6.1 Contracts. Seller is party to (i) that certain Development and License Agreement dated April 14, 1992 with Ortho Pharmaceutical Corporation ("Ortho") (the "Ortho License Agreement"), (ii) that certain Supply Agreement dated January 1, 1996 with Ortho (the "Ortho Supply Agreement"), and (iii) that certain Development and License Agreement dated March 19, 1992 with Rhone-Poulenc Rorer Inc. ("RPR"), as amended as of March 16, 1998 and December 22, 1999 (as amended, the "RPR License Agreement"). The parties have agreed that the Ortho Supply Agreement shall be included within the Purchased Assets, and at the Closing, Purchaser shall assume all rights and obligations thereunder in accordance with Section 1.4.1(a). The Ortho License Agreement and the RPR License Agreement shall be Excluded Assets. Seller and Purchaser shall reasonably cooperate with each other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary or appropriate to perform their respective obligations, and to enjoy their respective rights, under the foregoing agreements with Ortho and RPR.

     7.6.2 Limitation Regarding Agreements with Ortho and RPR. After the date hereof, Seller shall not engage in any activity with respect to the Ortho License Agreement, the Ortho Supply Agreement or the RPR License Agreement other than the continuation of the activities conducted under such agreements as of the date hereof or the development of new applications for chemical compounds expressly identified in such agreements and set forth on SCHEDULE 7.6.2. Without limiting the generality of the foregoing, Seller shall not, directly or indirectly, license any intellectual property relating to the Transferred Business to Ortho or RPR or their respective Affiliates and shall not commit to develop, license, manufacture or have manufactured any products for Ortho or RPR or their respective Affiliates under such agreements other than products which have as the primary active ingredient the chemical compounds expressly identified in such agreements.

     7.6.3 Gross Profit Guaranty. Seller hereby guaranties to Purchaser that, for each consecutive twelve-month period beginning on the commencement of the Guaranty Term and on each anniversary of such date during the Guaranty Term and any shorter period beginning on the last such anniversary and ending at the end of the Guaranty Term (each a "Guaranty Period"), the Gross Profit derived by Purchaser (i) from products supplied under the Ortho Supply Agreement and (ii) from any products supplied by Purchaser in connection with or arising under the RPR License Agreement (collectively, such products, the "Guaranteed Products"), using standard costs for such products then in effect (the "Ortho and RPR Gross Profit"), shall be no less than [*]% of Net Sales of such Guaranteed Products on a combined basis. "Guaranty Term" shall mean the period commencing on the first day of the first Earnout Year and ending on the earlier to occur of
(i) the end of any Guaranty Period if the Ortho and RPR Gross Profit equals or exceeds [*]% of the Net Sales of the Guaranteed Products during that Guaranty Period and the immediately preceding Guaranty Period, (ii) the [*] of the Ortho Supply Agreement or any supply agreement arising in connection with the RPR License Agreement, or (iii) the [*] anniversary of the commencement of the Guaranty Term. Following the end of each Guaranty Period in which the Ortho and RPR Gross Profit is less than [*]% of Net Sales of the Guaranteed Products, Seller shall, in accordance with the procedures set forth in Section 7.6.4, pay to Purchaser the amount that, when added to the Gross Profit derived by Purchaser from the Guaranteed Products during such Guaranty Period, would be required to yield an Ortho and RPR Gross Profit of [*]% of Net Sales of the Guaranteed Products for such period (each such payment, an "Ortho and RPR Profit Payment"). Amounts earned by or otherwise paid to any Affiliate of Purchaser for performing any additional services with respect to the products manufactured for Ortho under the Ortho Supply Agreement, including without limitation any packaging services, shall be expressly excluded from the calculation of Ortho and RPR Gross Profit. Any amounts paid by Seller under this Section
7.6.3 shall be included in Net Sales for purposes of determining the Earnout Payments under Section 1.3.1(c). For purposes of this Section 7.6.3, revenues derived by Purchaser from the sale of products to Ortho or RPR shall be deemed to constitute Net Sales, not as revenues taken into account in calculating Applicable Affiliate Profits.

    7.6.4  Procedures Regarding Payment of Gross Profit Guaranty.

           (a) Within 60 days following the end of each Guaranty Period, Purchaser shall deliver to Seller a reasonably detailed statement setting forth the calculation of the Ortho and RPR Gross Profit and the amount of the Ortho and RPR Profit Payment owed by Seller with respect to that period, if any (such notice, an "Ortho and RPR Profit Notice"). During the 21-day period following delivery of an Ortho and RPR Profit Notice, Seller and its representatives shall be permitted to discuss the preparation of the Ortho and RPR Profit Notice with Purchaser and its representatives.

           (b) If, within 21 days after Purchaser delivers an Ortho and RPR Profit Notice to Seller, Seller does not notify Purchaser that Seller objects to the calculation of the Ortho and RPR Profit Payment, Seller shall be deemed to have accepted the calculation of the Ortho and RPR Profit Payment for that period and it shall be deemed to be final and binding upon the parties. In such event, Seller shall pay the Ortho and RPR Profit Payment to Purchaser within 5 days after the expiration of such 21-day period.

           (c) If, within 21 days after Purchaser delivers an Ortho and RPR Profit Notice to Seller, Seller notifies Purchaser that Seller believes modifications are required to be made to the amount of the Ortho and RPR Profit Payment or that Seller requires additional information regarding the calculation of the Ortho and RPR Profit Payment, then Seller and Purchaser shall, for a period of 30 days after Seller's notice, negotiate in good faith toward a resolution of the disagreement. If such disagreement is resolved during such 30-day period, Seller shall pay the agreed upon Ortho and RPR Profit Payment to Purchaser within 5 days after such resolution. If such disagreement is not resolved by the end of such 30-day period, the calculation of the proper Ortho and RPR Profit Payment shall be determined by the Independent Accountant. In such event, the determination by the Independent Accountant shall be made in accordance with the terms of this Agreement and on the basis of such procedures as the Independent Accountant, in its reasonable judgment, deems applicable and appropriate, taking into account the nature of the issues, the amount(s) in dispute, the terms of this Agreement and the respective positions asserted by the parties. The Independent Accountant shall review only the calculation of the Ortho and RPR Profit Payment and the basis on which it is made, including if the calculations were made in accordance with the terms of this Agreement and as promptly as practicable deliver to Seller and Purchaser a statement in writing setting forth its determination as to the proper calculation of the Ortho and RPR Profit Payment for the applicable period, and such determination shall be final and binding upon the parties without any further right of appeal. Seller shall pay the Ortho and RPR Profit Payment determined by the Independent Accountant to Purchaser within 5 days after such determination. If the Independent Accountant determines that Purchaser's calculations were correct or would have resulted in any underpayment or in an overpayment of less than 5% of the Ortho and RPR Profit Payment determined by the Independent Accountant, Seller shall be responsible for all charges of the Independent Accountant, and if the Independent Accountant determines that Purchaser's calculations would have resulted in an overpayment of 5% or more of the Ortho and RPR Profit Payment determined by the Independent Accountant, then Purchaser shall be responsible for all charges of the Independent Accountant.

           (d) Purchaser may, at its election, offset against any amount payable under this Agreement or under the Technology
Transfer Agreement the amount of any Ortho and RPR Profit
Payment.

7.7 Further Assurances. Seller from time to time after the Closing, at Purchaser's request, shall execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Purchased Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to Section 1.4.1 of this Agreement, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement and the Technology Transfer Agreement. Each party hereto will cooperate with the other party and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

7.8 Specific Performance. The parties hereto recognize and agree that in the event of a breach by Seller of this Article VII, money damages would not be an adequate remedy to Purchaser and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Purchaser therefrom. Accordingly, if there should be a breach or threatened breach by Seller of provisions of this
Article VII, Purchaser shall be entitled to an injunction restraining Seller from any breach without showing or proving actual damage sustained by Purchaser. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Purchaser may otherwise have under applicable law.

7.9 Insurance. In the event that Purchaser or its Affiliates desire after the Closing to pursue coverage under any insurance policy referenced in Section 5.1.12, Seller shall use reasonable commercial efforts and shall take all steps reasonably necessary to assist in securing coverage under such policies. Seller shall not after the Closing unfairly, improperly or necessarily exhaust, commute, release, novate or otherwise interfere with or prejudice any right Purchaser or its Affiliates may have to coverage under any policy of insurance.

7.10 Intentionally Omitted.

7.11 Future Manufacturing Rights

     7.11.1 Right of First Refusal. Effective as of the Closing, for a period of five years after the Closing Date, Seller hereby irrevocably grants Purchaser a right of first refusal to manufacture any Proprietary Products. For purposes of this Section 7.1, "manufacture" shall include the production of final dosage forms and the production of inserts and the packaging of products for sale or distribution. "Proprietary Product" means any pharmaceutical product in oral dosage form for which Seller for its own account commences any human testing. Prior to manufacturing or engaging any Affiliate of Seller or any third party to manufacture a Proprietary Product for use in human clinical trials or for commercial sale, Seller shall first offer, in writing, to Purchaser the right to manufacture the Proprietary Product on the same terms as Seller proposes to any other party or parties (the "Written Offer"). The Written Offer shall set forth all material terms and conditions of any such proposed manufacturing arrangement and shall be accompanied by a statement in which Seller identifies any third party intellectual property rights required to manufacture the Proprietary Product without infringing any third party's intellectual property rights. Purchaser shall have 45 days after its receipt of the Written Offer to give Seller written notice of its intent to manufacture the Proprietary Product on the terms and conditions set forth in the Written Offer. If Purchaser accepts such offer, the parties shall use all good faith and reasonable efforts to enter into a manufacturing agreement on the terms set forth in the Written
Offer.   If Purchaser either declines the Written Offer or fails
to respond to Seller in writing within such 45 day period, Seller may enter into an agreement with a third party whereby such third party agrees to manufacture the Proprietary Product within 180 days after the Written Offer was given to Purchaser, provided that such manufacturing agreement is on terms and conditions no more favorable, individually or in the aggregate, to the third party than those that were offered to Purchaser in the Written Offer. If (a) the manufacture of a Proprietary Product requires rights to use intellectual property of a person other than Purchaser, Seller and their respective Affiliates, (b) none of Seller or its Affiliates has the right to sublicense the applicable intellectual property rights to Purchaser, and (c) Purchaser does not have and cannot obtain such rights within the 45 day period set forth above, then Seller shall use reasonable commercial efforts to cause the third party to grant a license to Purchaser on commercially reasonable terms sufficient to enable Purchaser to manufacture the applicable Proprietary Product. If the third party is unwilling to grant such license to Purchaser within 30 days after Purchaser has notified Seller that Purchaser is unable to obtain a license to the applicable intellectual property, Purchaser shall be deemed to have declined the Written Offer to the extent that the manufacture of the Proprietary Product requires rights to use such third party intellectual property. Nothing herein shall be deemed to limit Purchaser's exclusive rights to produce and load bulk Microsponge microparticles and Polytrap microagglomerates.

     7.11.2 Right of First Negotiation. Effective as of the Closing, for a period of five years after the Closing Date, Seller hereby irrevocably grants Purchaser a right of first negotiation with respect to the development and manufacture of Third Party Proprietary Products. "Third Party Proprietary Product" means any pharmaceutical product in oral dosage form incorporating or utilizing softgel capsules or fast dissolve technologies for which a third party commences any human testing utilizing any intellectual property rights granted by Seller (or any of the Seller's Affiliates) before or after the Closing (other than any rights exclusively granted to Purchaser hereunder
or under the Technology Transfer Agreement).   Prior to granting
any rights to any third party to use any intellectual property rights of Seller (or of any of its Affiliates) and prior to participating in any detailed negotiations relating to the development and manufacture of any Third Party Proprietary Product, Seller shall inform the third party of Seller's obligations under this Section 7.11.2 and shall notify Purchaser in writing of the existence of the third party (and, if not contractually prohibited, the identity of the third party) and the therapeutic class of the Third Party Proprietary Product (and, if not contractually prohibited, the active ingredient) and proposed dosage form. Purchaser shall keep such information confidential. Seller shall use commercially reasonable efforts to include Purchaser in any negotiations relating to the development and manufacture of the Third Party Proprietary Product. For purposes of this Section 7.11.2, "development" shall mean developing the formulation for delivery of the applicable active compound utilizing softgel capsules or fast dissolve technologies.

     7.11.3 Intent to Collaborate. The parties intend to collaborate after the Closing in connection with the development, manufacture and sale of products incorporating intellectual property of Seller existing as of the date hereof or developed hereafter. Without limiting the generality of the foregoing statement of intent, if, at any time after the Closing, Purchaser or any of its Affiliates shall make Seller aware of any opportunity for Seller to license or sublicense any intellectual property rights of Seller (or any of its Affiliates) relating to, or for use with respect to, oral delivery of any pharmaceutical products to any third party, Seller shall use good faith efforts to include Purchaser or appropriate Affiliates of Purchaser in negotiations relating to such arrangement. For purposes of clarity, Seller shall have no express obligation under this
Section 7.11.3 to enable Purchaser or any of its Affiliates to participate economically in such opportunity or to cause any third party to enter into an agreement with Purchaser or any of its Affiliates.

ARTICLE VIII - MISCELLANEOUS
----------------------------

8.1  Termination.

     (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

         (i)   by mutual consent of Seller and Purchaser;

         (ii)  by Purchaser (A) at any time if the
representations and warranties of Seller made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter, (B) upon written notice to Seller given at any time on or after the day that is 120 days after the date of this Agreement (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if any of the conditions precedent set forth in
Section 5.1 (other than Section 5.1.2) hereof have not been met, or (C) at any time if Seller shall have failed to perform or comply in all material respects with all covenants, agreements and obligations under this Agreement and Seller shall have failed to cure such nonperformance or noncompliance within ten (10) days of the receipt from Purchaser of written notice of such nonperformance or noncompliance.

         (iii) by Seller, (A) at any time if the representations and warranties of Purchaser made in connection with this Agreement were incorrect in any material respect when made or at any time thereafter, (B) upon written notice to Purchaser given at any time on or after the day that is 120 days after the date of this Agreement (or such later date as shall have been specified in a writing authorized on behalf of Seller and Purchaser) if any of the conditions precedent set forth in
Section 5.2 (other than Section 5.2.2) hereof have not been met, or (C) at any time if Purchaser shall have failed to perform or comply in all material respects with all covenants, agreements and obligations under this Agreement and Purchaser shall have failed to cure such nonperformance or noncompliance within ten
(10) days of the receipt from Seller of written notice of such nonperformance or noncompliance. Notwithstanding the foregoing, Seller shall have no right to terminate this Agreement on the basis of any matter set forth on SCHEDULE 8.1.

     (b) In the event of the termination of this Agreement pursuant to the provisions of this Section 8.1, this Agreement (except for this Section 8.1 and Sections 8.4 and 8.9 hereof which shall survive) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or shareholders in respect of this Agreement except as otherwise set forth in this Section 8.1.

     (c) If this Agreement is terminated (i) by Purchaser pursuant to Section 8.1(a)(ii) for any reason other than Seller's failure (notwithstanding Seller's full compliance with Section 4.1.12) to obtain all governmental approvals or (ii) by Seller
(A) pursuant to Section 8.1(a)(iii)(B) due to the failure of the condition set forth in Section 5.2.4 to have been satisfied or
(B) other than as expressly provided for in Section 8.1(a)(iii), then Seller shall immediately pay to Purchaser a termination fee (the "Initial Termination Fee") in an amount equal to $[*]. In addition, if, at any time between the date of this Agreement and the date that is nine months after the occurrence of an event giving rise to an obligation of Seller to pay the Initial Termination Fee, Seller shall enter into any agreement providing, directly or indirectly, for (A) the sale or other disposition of the Transferred Business, all or substantially all of the Purchased Assets or at least 50% of the assets of Seller and its subsidiaries taken as a whole in a single transaction or series of related transactions, (B) any acquisition or purchase by a person (other than Purchaser or an Affiliate of Purchaser) or group (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the common stock of Seller whether by tender or exchange offer or otherwise, or (C) a merger, consolidation or business combination involving Seller other than a merger or similar transaction in which the stockholders of Seller prior to such transaction own at least 60% of the voting power of the surviving entity, then Seller shall immediately pay to Purchaser an additional termination fee (the "Additional Termination Fee") in an amount equal to $[*]. The parties agree (1) the agreements contained in this Section 8.1(c) are an integral part of the transactions contemplated by this Agreement, (2) each of the foregoing termination fees constitutes liquidated damages, not a penalty, and (3) the termination fees are necessary because the termination of this Agreement in a manner giving rise to the Initial Termination Fee would result in substantial damages to Purchaser which may be difficult to calculate accurately and the consummation of an event giving rise to the Additional Termination Fee would result in substantial additional damages to Purchaser which may also be difficult to calculate accurately. Notwithstanding the foregoing, nothing herein shall restrict or otherwise limit Purchaser's right to pursue its other rights and remedies upon a breach of this Agreement by Seller, including without limitation seeking specific performance or other equitable relief.

8.2  Brokers' and Finders' Fees.

     (a) Seller shall pay all brokerage fees, finder's fees and other commissions payable to any person in respect of this Agreement or the consummation of the transactions contemplated hereby as a result of the dealings, arrangements or agreements with any such person by Seller and Seller agrees to indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of the dealings, arrangements or agreements with any such person by Seller.

     (b) Purchaser represents and warrants that no brokerage fee, finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby is due by it to any third party, and Purchaser agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Purchaser's dealings, arrangements or agreements with or any such person.

     (c) The limitations set forth in Section 6.3(f) shall not apply to any breach of a representation, warranty, covenant or other agreement set forth in this Section

8.3 Sales, Transfer and Documentary Taxes, Etc. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith and shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

8.4 Expenses. Except as provided for in Sections 1.3.1(c), 7.6.4(c), 8.1(c) and Section 8.3, each party shall bear its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any accountants, attorneys, brokers and financial advisors). Without limiting the generality of the foregoing, Seller shall bear all costs, expenses and obligations arising out of (a) the Letter Agreement dated April 14, 1999 between Seller and Warburg Dillon Reed and
(b) the Letter Agreement dated June 15, 1999 between Seller and Bank of America Securities, LLC.

8.5 Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Except as provided in Article VI and except for Affiliates of Purchaser which are intended third party beneficiaries of this Agreement, this Agreement is not intended to confer upon any other person not a party hereto any rights or remedies hereunder. Any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. For the avoidance of doubt, the rights and obligations of Seller and R.P. Scherer North America, a division of R.P. Scherer Corporation, an Affiliate of Purchaser, under that certain Joint Agreement dated June 17, 1997 (the "Joint Agreement") shall continue in full force and effect on the terms set forth therein until the Closing, at which time such agreement shall be an Assumed Contract.

8.6 Assignment and Binding Effect. This Agreement may not be assigned by Seller without the prior written consent of Purchaser. Purchaser may assign its rights and obligations (a) to any Cardinal Affiliate, in which case the assignment shall not effect a release of the obligations of R.P. Scherer Corporation to guaranty certain obligations of Purchaser under this Agreement or (b) in connection with any merger, stock exchange or sale of any part of its business to an assignee that provides reasonably satisfactory business and financial assurances to Seller and that expressly assumes the obligations of Purchaser hereunder and the guaranty obligations of R.P. Scherer Corporation with respect to this Agreement, in which case such assignment shall constitute a release of Purchaser and R.P. Scherer Corporation of their obligations with respect to this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each party hereto.

8.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier or by registered or certified mail, postage prepaid, as follows:

     If to Purchaser, to:

     R.P. Scherer South, Inc.
     c/o R.P. Scherer Corporation
     645 Martinsville Road, Suite 200
     Basking Ridge, New Jersey 07920
     Telecopier No.:  (908) 580-9220
     Attention:  General Counsel

     With required copies to:

     Cardinal Health, Inc.
     7000 Cardinal Place
     Dublin, Ohio 43017
     Telecopier No.:  (614) 757-8919
     Attention:  General Counsel

     and to:

     Womble Carlyle Sandridge & Rice, PLLC
     2530 Meridian Parkway, Suite 400
     Durham, North Carolina 27713
     Telecopier No.: (919) 484-2340
     Attention: Deborah J. Hylton, Esq.

     If to Seller, to:

     123 Saginaw Drive
     Redwood City, California 94063
     Telecopier No.: (650) 365-6490
     Attention:  Michael O'Connell

     With a required copy to:

     Heller Ehrman White & McAuliffe LLP
     525 University Avenue
     Palo Alto, CA 94301
     Telecopier No.: (650) 324-0638
     Attention:  Julian N. Stern, Esq.

or to such other address or telecopier number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telecopied or mailed.

8.9  Confidential Information.

     8.9.1 Cardinal Information. From and after the date hereof, Seller shall not disclose to any person (other than Purchaser or any Cardinal Affiliate) in any manner, directly or indirectly, any confidential or proprietary information or data of Purchaser or any Cardinal Affiliate whether of a technical or commercial nature ("Confidential Information"), or use or assist any person (other than any Cardinal Affiliates) to use, in any manner, directly or indirectly, any Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Confidential Information includes but is not limited to any and all (i) computer software proprietary to any Cardinal Affiliate, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information submitted to any Cardinal Affiliate in confidence by its suppliers, employees, consultants, customers or others; (iii) information of any Cardinal Affiliate concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) subject to the successful consummation of the Closing, all confidential, proprietary, and similar information of the Transferred Business, other than information relating solely to the Excluded Assets. Seller acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Confidential Information if any Cardinal Affiliate takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Cardinal Affiliates to have access thereto for limited purposes. All information disclosed to Seller or its Affiliates or to which Seller or its Affiliates obtains access, which such person has reasonable basis to believe to be Confidential Information, or which such person has reasonable basis to believe that any Cardinal Affiliate treats as being Confidential Information, shall be presumed to be Confidential Information.

     8.9.2 Seller Information. From and after the date hereof, the Cardinal Affiliates shall not disclose to any person in any manner, directly or indirectly, any confidential or proprietary information or data of Seller whether of a technical or commercial nature ("Seller Confidential Information"), or use or assist any person (other than Seller or any of Seller's Affiliates) to use, in any manner, directly or indirectly, any Seller Confidential Information, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through the breach of any provisions of this Agreement. As used in this Agreement, Seller Confidential Information includes but is not limited to any and all (i) computer software proprietary to Seller, together with all documentation for any such software; (ii) confidential, proprietary or trade secret information submitted to Seller in confidence by its suppliers, employees, consultants, customers or others; (iii) information of Seller or any of its Affiliates concerning operations, customers or prospects, terms and conditions of sale and prices, technical knowledge relating to customer requirements, and knowledge of markets for its products and services; and (iv) all confidential, proprietary, and similar information of the Transferred Business. Purchaser acknowledges that all information, whether falling within the above definition or otherwise, shall be presumed to be Seller Confidential Information if Seller or any of its Affiliates takes measures designed to prevent it, in the ordinary course of business, from being available to persons other than those selected by Seller or its Affiliates to have access thereto for limited purposes. All information disclosed to Cardinal Affiliates or to which Cardinal Affiliates obtain access, which such person has reasonable basis to believe to be Seller Confidential Information, or which such person has reasonable basis to believe Seller or its Affiliates treats as being Seller Confidential Information, shall be
presumed to be Seller Confidential Information.   Effective upon
the Closing, Seller Confidential Information which relates solely to the Transferred Business shall become Confidential Information of Purchaser and the provisions of Section 8.9.1 shall apply thereto and the provisions of this Section 8.9.2 shall cease to apply thereto.

     8.9.3 Shared Information. Purchaser and Seller agree that the information contained in the Books and Records and which Seller has a right to use pursuant to Section 1.1.1(f) constitutes confidential information of both parties and the provisions of Sections 8.9.1 and 8.9.2 shall not apply thereto. The standard of care required of each party in protecting the confidentiality of such confidential information shall be at least the same standard of care that such party uses in protecting its own confidential and trade secret information, but in no event shall either party use less than a reasonable standard of care.

8.10 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

8.11 Pronouns. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s) may require.

8.12 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware without regard to the principles of conflict of laws thereof.

8.13  No Strict Construction.  The language used in this
Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

8.14 Knowledge. For purposes of this Agreement, an individual shall be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or if such person, in the conduct of their duties, should have become aware of such fact or other matter. Seller shall be deemed to have "knowledge" of a particular fact or other matter any individual who is serving, or who has at any time served, as a director or officer of such entity (or in any similar capacity) or any other person set forth on SCHEDULE 8.14 has, or at any time had, knowledge of such fact or other matter.

8.15 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder or this Agreement and such provisions as applied to other persons, places and circumstances shall not be effected thereby and remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date of this Agreement was executed or last amended.

8.16 Definitions. The following terms are defined in the sections indicated below:

Term                                   Where Defined
----                                   -------------
Additional Termination Fee             8.1(c)
Affiliate                              1.1.1(j)
Agreed Upon Settlement                 6.3 (b)
Agreement                              Introduction
Applicable Affiliate Profits           1.3.1(b)
Assumed Contract                       3.1.17
Assumed Liabilities                    1.4.1
Authorizations                         3.1.14
Balance Sheet                          3.1.5
Balance Sheet Date                     3.1.5
Books and Records                      1.1.1 (f)
Cardinal                               Recital A
Cardinal Affiliate                     6.1
Cash Payment                           1.3.1 (a)
CERCLA                                 3.1.22
Claim Notice                           6.3
Closing                                2.1
Closing Date                           2.1
COBRA                                  1.4.2 (d)
Confidential Information               8.9.1
Disclosure Schedule                    3.1
Earnout Maximum                        1.3.1 (b)
Earnout Notice                         1.3.1 (b) (ii)
Earnout Payment                        1.3.1 (b)
Earnout Payments                       1.3.1 (b)
Earnout Year                           1.3.1 (b)
Earnout Years                          1.3.1 (b)
Encumbrances                           3.1.7 (a)
Environmental Claim                    3.1.22 (b)
Environmental Record                   3.1.22
Environmental Regulations              3.1.22 (a)
Exchange Act                           8.1 (c)
Excluded Assets                        1.1.2
FDC Act                                3.1.14
Financial Information                  3.1.6
FTC                                    4.3.2
Fully Burdened Manufacturing Costs     1.3.1 (b)
GAAP                                   1.3.1 (b)
Gross Profit                           1.3.1 (b)
Guaranteed Products                    7.6.3
Guaranty Period                        7.6.3
Guaranty Term                          7.6.3
Hazardous Material                     3.1.22
HSR Act                                3.1.3
Improvements                           1.1.1 (a)
Indemnified Purchaser Party            6.1
Indemnified Seller Party               6.2
Independent Accountant                 1.3.1 (b) (iv)
Industrial Applications                Recital A
Initial Termination Fee                8.1 (c)
Intellectual Property                  3.1.21 (a)
Inventory                              1.1.1 (d)
Joint Agreement                        8.5
Justice Department                     4.3.2
Land                                   1.1.1 (a)
Leased Real Property                   1.1.1 (b)
Licensed Intellectual Property         3.1.21 (a)
Net Sales                              1.3.1 (b)
Notice Period                          6.3
Ortho                                  7.6.1
Ortho and RPR Gross Profit             7.6.3
Ortho License Agreement                7.6.1
Ortho and RPR Profit Notice            7.6.4 (a)
Ortho and RPR Profit Payment           7.6.3
Ortho Supply Agreement                 7.6.1
Permitted Exceptions                   3.1.7 (f)
Permitted Liens                        3.1.12
Plant                                  Recital A and 1.1.1(a)
Plant Employees                        3.1.18 (b)
Pouch Technology                       Recital A
Proprietary Product                    7.11.1
Purchase Price                         1.3.1
Purchased Assets                       1.1.1
Purchaser                              Introduction
Purchaser's Documents                  3.2.2
RCRA                                   3.1.22
Real Property Lease                    1.1.1 (b)
Regulations                            3.1.14
Release                                3.1.22
Research Facility                      Recital A
Research Facility Employees            3.1.18 (b)
Retained Applications                  Recital A
RPR                                    7.6.1
RPR License Agreement                  7.6.1
RPR Profit Payment                     7.6.3
SEC                                    3.1.5
SEC Filing                             3.1.5
Second Request                         4.3.2
Seller                                 Introduction
Seller Confidential Information        8.9.2
Seller's Documents                     3.1.2
Software                               3.1.21 (g)
Stay Bonus Plan                        7.1.2
Support Agreement                      2.2 (a) (iv)
Supply Agreement                       2.2 (a) (v)
Survey                                 3.1.7 (g)
Tangible Personal Property             1.1.1 (c)
Tax Returns                            3.1.9
Taxes                                  3.1.9
Technology Transfer Agreement          2.2 (a) (iii)
Third Party Intellectual Property      3.1.17 (i)
Third Party Proprietary Product        7.11.2
Title Commitment                       3.1.7 (f)
Title Company                          3.1.7 (f)
Transferred Business                   Recital A
Transferred Intellectual Property      1.1.1 (e)
Transferring Employees                 7.2
Utilities                              3.1.7 (c)
Written Offer                          7.11.1

IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officer, as of the date first written above.

SELLER:                            PURCHASER:
ADVANCED POLYMER SYSTEMS, INC.     R.P. SCHERER SOUTH, INC.


By: /S/ Michael O'Connell           By: /S/ Thomas Stuart
   ---------------------------         ---------------------

Title: Chief Financial Officer   Title: Executive Vice President;
                                        President-Americas
      ------------------------         --------------------------




R.P. Scherer Corporation, a Delaware corporation
("Scherer"), hereby guaranties to Advanced Polymer Systems, Inc., a Delaware corporation ("Seller"), the full payment of all sums owed by R.P. Scherer South, Inc., a Delaware corporation and wholly-owned subsidiary of Scherer ("Purchaser"), to Seller under the foregoing Asset Purchase Agreement between Seller and Purchaser (the "Agreement"), subject to (a) Scherer receiving written notification of any payment default by Purchaser under the Agreement (which notice shall specify in detail the nature and amount of such payment default and shall be sent to the General Counsel of Scherer at the address specified in Section
8.8 of the Agreement) and (b) such amount remaining unpaid to Seller 30 days after Scherer's receipt of such notice.


R.P. SCHERER CORPORATION


By: /S/ Thomas Stuart
   ------------------
Its: Executive Vice President
    -------------------------
Date: July 25, 2000
     --------------